SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

SciQuest, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share of SciQuest, Inc.

(2)	Aggregate number of securities to which transaction applies:

4,487,174 shares of common stock of SciQuest, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $126.70 per $1,000,000 of the aggregate $25,250,000 merger consideration.

(4)	Proposed maximum aggregate value of transaction:

$25,250,000

(5)	Total fee paid:

$3,200.00 (calculated as set forth above)

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SCIQUEST, INC.

5151 McCrimmon Parkway, Suite 216

Morrisville, North Carolina 27560

(919) 659-2100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 15, 2004

To the Stockholders of SciQuest, Inc.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of SciQuest, Inc. will be held on July 15, 2004, at 9:00 a.m. local time, at SciQuest’s offices at 5151 McCrimmon Parkway, Suite 216, Morrisville, North Carolina 27560, to consider and act upon the following matters:

1.	A proposal to adopt and approve a merger agreement (the “merger agreement”) between SciQuest, Trinity Tarheel Acquisition, LLC (“Trinity”) and Trinity Acquisition Corporation, a wholly owned subsidiary of Trinity (“Trinity Acquisition Corp.”), pursuant to which, among other things:

•	Trinity Acquisition Corp. will be merged with and into SciQuest, resulting in SciQuest becoming a wholly owned subsidiary of Trinity (the “merger”); and

•	shares of our common stock will be converted into the right to receive from Trinity an amount per share equal to the quotient of (1) $25,250,000 divided by (2) the total number of outstanding shares of our common stock plus the total number of shares of common stock subject to all outstanding options and warrants to acquire our common stock that are vested and in-the-money at the effective time of the merger. The amount to be received per share of common stock is estimated to be $6.25, based on the assumptions described in the proxy statement.

Adoption and approval of the merger agreement will also constitute approval of the merger.

2.	Such other business as may properly come before the special meeting or any adjournment thereof including a vote to adjourn the meeting to a subsequent time in order to obtain additional proxies for Proposal 1.

The board of directors has fixed the close of business on June 3, 2004, as the record date for the determination of the stockholders entitled to notice of and to vote at, the special meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be open to examination for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the company’s offices at 5151 McCrimmon Parkway, Suite 216, Morrisville, North Carolina 27560, and during the meeting.

AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND BY THE UNANIMOUS VOTE OF THOSE VOTING RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

Stockholders of record at the close of business on June 3, 2004, will be entitled to notice of and to vote at the special meeting or any adjournment thereof. Under Delaware law, stockholders who do not vote in favor of the agreement and plan of merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the agreement and plan of merger and they comply with the other Delaware law procedures explained in the accompanying proxy statement. A copy of Section 262 of the Delaware General Corporation Law is attached as Annex B to the proxy statement.

All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

June 11, 2004	Stephen J. Wiehe
Morrisville, North Carolina	Chief Executive Officer

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. IN THE EVENT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE SPECIAL MEETING, YOU MUST OBTAIN FROM THE RECORD OWNER A PROXY IN YOUR NAME.

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SCIQUEST, INC.

5151 McCrimmon Parkway, Suite 216

Morrisville, North Carolina 27560

(919) 659-2100

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 15, 2004

A special meeting of stockholders of SciQuest, Inc. will be held on July 15, 2004, at 9:00 a.m. local time, at SciQuest’s offices located at 5151 McCrimmon Parkway, Suite 216, Morrisville, North Carolina 27560. The enclosed proxy is solicited by our board of directors. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about June 11, 2004.

Except as otherwise specifically noted, “SciQuest,” “we,” “our,” “us” and similar words in this proxy statement refer to SciQuest, Inc.

QUESTIONS ABOUT THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed transaction and our special meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes.

Why Am I Receiving This Proxy Statement and Proxy Card?

You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

What Am I Voting On?

You are being asked to vote on the following matters relating to our proposed merger with Trinity:

To adopt and approve a merger agreement (the “merger agreement”) between SciQuest, Trinity Tarheel Acquisition, LLC, a Delaware limited liability company (“Trinity”), and Trinity Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Trinity (“Trinity Acquisition Corp.”), pursuant to which, among other things:

•	Trinity Acquisition Corp. will be merged with and into SciQuest, resulting in SciQuest becoming a wholly owned subsidiary of Trinity (the “merger”); and

•	shares of our common stock will be converted into the right to receive from Trinity an amount per share equal to the quotient of (1) $25,250,000 divided by (2) the total number of outstanding shares of our common stock plus the total number of shares of our common stock subject to all outstanding options and warrants to acquire our common stock that are vested and in-the-money at the effective time of the merger.

Adoption and approval of the merger agreement will also constitute approval of the merger.

The merger is conditioned upon our receipt of affirmative approval and adoption of the merger agreement and approval of the merger from the holders of a majority of SciQuest’s outstanding common stock. If we do not obtain stockholder approval of this proposal, we will not be able to consummate the merger.

What Will Happen in the Merger?

In the merger, Trinity Acquisition Corp. will be merged with and into SciQuest. We will be the surviving corporation and will continue our corporate existence under the laws of the State of Delaware, and the separate existence of Trinity Acquisition Corp. will cease. As consideration for the merger, Trinity will acquire all the shares of our common stock, and you will no longer own an interest in SciQuest.

What Will I Receive in Exchange for My Shares of SciQuest Common Stock?

For each share of our common stock that you own, you are estimated to receive approximately $6.25 unless you exercise your appraisal rights as discussed below. The exact purchase price to be paid by Trinity at the effective time of the merger will be calculated by:

•	taking $25,250,000, then

•	dividing that total by the total number of shares of our common stock issued and outstanding at the effective time of the merger (other than treasury shares) and all shares of our common stock subject to outstanding in-the money options and warrants that are exercisable or vested at the effective time of the merger.

How May the Price Per Share I Receive for My Common Stock Change Prior to Closing?

The amount that our stockholders will receive per share of our common stock will be dependent upon the number of shares of our common stock (1) that are outstanding at the effective time of the merger and (2) that are subject to options and warrants that are in-the-money and vested at the effective time of the merger. In-the-money options and warrants means options and warrants that have an exercise price that is less than the per share consideration to be received by our stockholders in the merger. We have estimated that our stockholders will receive $6.25 per share of our common stock in the merger based the following assumptions:

•	the effective time of the merger will occur on July 15, 2004;

•	3,787,821 shares of our common stock will be outstanding as of July 15, 2004; and

•	252,179 shares of our common stock will be subject to options and warrants that are in-the-money and vested as of July 15, 2004 including shares vested as a result of the merger.

The merger agreement prohibits us from issuing additional shares of our common stock or repurchasing shares of our common stock without the prior consent of Trinity. Accordingly, the number of shares of common stock outstanding is likely to increase only upon the exercise of outstanding stock options, which would have the likely effect of reducing the number of shares of common stock subject to options and warrants that are in-the-money and vested. The number of shares of common stock subject to options and warrants that are in-the-money and vested is likely to fluctuate based upon the effective time of the merger. If the effective time of the merger is delayed beyond July 15, 2004, it is likely that additional in-the-money options will vest in accordance with their terms, thus increasing the number of in-the-money options and warrants that are vested and decreasing the per share consideration that would be received by our stockholders.

When Do You Expect the Transaction to be Completed?

We plan to complete the transaction as soon as possible after the special meeting, subject to the satisfaction or waiver of certain conditions to the transaction that are described in this proxy statement. Although it is our intention that these conditions will be satisfied or waived on or before the date of the special meeting, we cannot assure you that will be the case.

What Risks Should I Consider in Evaluating the Transactions?

You should carefully consider the risks described under the heading “Risk Factors” beginning on page 12.

What are the U.S. Income Tax Consequences of the Merger?

We expect that if the merger is completed, you will recognize gain or loss on the conversion of your shares for United States federal income tax purposes if you are a U.S. taxpayer. The merger and the associated receipt of cash in exchange for your shares of our common stock will be a taxable event for U.S. federal income tax purposes and may be taxable for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, our stockholders will recognize gain or loss measured by the difference between (1) the amount of cash received in exchange for their shares of common stock and (2) the amount of their tax basis in such shares. Your tax consequences will depend on your personal circumstances and you are urged to consult your own tax advisors regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under foreign, state and local laws. For a more complete description of the U.S. tax consequences, see the section entitled “United States Federal Income Tax Consequences” on page 33.

Who Can Vote on the Merger Agreement and the Merger?

All holders of issued and outstanding shares of our common stock at the close of business on the record date of June 3, 2004 will be entitled to vote at the special meeting.

How Many Votes are Required to Approve the Transaction and the Other Proposals to be Considered at the Special Meeting?

Proposal 1 requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote at the special meeting.

Does the Board of Directors Recommend Approval of the Transactions to be Considered at the Special Meeting?

Yes. After careful consideration and by the unanimous vote of those voting, our board of directors recommends that our stockholders vote FOR the matter presented in Proposal 1.

What Will Happen If The Merger Is Not Completed?

If the merger is not completed, SciQuest will remain an independent entity, and we will continue to conduct our business in the same manner as we are currently. Our business operations are described in our annual report on Form 10-K on file with the Securities and Exchange Commission (the “SEC”). Please see “Where You Can Find More Information” on page 51 for information on how to obtain a copy of this report. We have no current plans or intentions to pursue any alternative transactions in the event that the merger is not completed. In such an event, we can give you no assurances as to whether an alternative transaction would be available to us on terms that are favorable to our stockholders or, if available, would be completed.

What Should I Do Now?

You should carefully read this proxy statement, including the section entitled “Risk Factors” beginning on page 12.

Once you have evaluated the information that is important to you, you may cast your vote in either of the following ways:

•	by completing the accompanying proxy card and returning it in the enclosed envelope; or

•	by appearing and voting in person at the special meeting.

If your shares are held in “street name,” which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting. If you sign and send the proxy card and do not indicate how you want to vote, it will have the effect of being a vote in favor of the merger. If you fail to return your proxy card or otherwise vote your shares, your failure to act will have the effect of a vote against the merger.

Should I send in my Stock Certificates Now?

No. Promptly after we complete the merger, we will send you detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to SciQuest or to anyone else until you receive these instructions.

If My Shares are Held in “Street Name” by a Broker, Will the Broker Vote these Shares for Me?

Your broker cannot vote your shares on the merger proposal without your instructions. Failure to instruct your broker on the merger proposal will be equivalent to voting against the merger.

Can I Change My Vote after Submitting My Proxy Card?

Yes. You can change your vote at any time before the meeting by submitting a revocation notice or a later-dated signed proxy card or by attending the meeting and voting in person.

Will I Have Appraisal Rights in Connection with the Merger?

Yes. If the merger is consummated, SciQuest stockholders who have not consented to the merger and who have taken the steps required to perfect their appraisal rights will have the right to dissent to the merger and obtain payment of the “fair value” of their shares of SciQuest common stock absent the merger and will not receive the merger consideration. The provisions of Section 262 of Delaware General Corporation Law (the “DGCL”) govern the rights of SciQuest stockholders who desire to exercise their appraisal rights. If you choose to exercise appraisal rights, you will need to strictly comply with the requirements of Delaware law. For a detailed discussion of appraisal rights in connection with the merger, please carefully review the section entitled “Appraisal Rights” on page 34 and Annex B.

Who Can Help Answer My Questions about the Transactions?

If you have additional questions about these transactions, you should contact Suzanne Miglucci at SciQuest, 5151 McCrimmon Parkway, Suite 216, Morrisville, North Carolina 27560, 919-659-2100 or by sending an email to Ms. Miglucci at smiglucci@sciquest.com.

SUMMARY

The following summary, together with the previous question and answer section, provides an overview of the transactions discussed in this proxy statement and contains cross-references to the more detailed discussions elsewhere in the proxy statement. The summary may not contain all the information that is important to you. To understand the merger more fully, and for more complete descriptions of the legal terms of the merger, you should carefully read this entire proxy statement and the attached annexes in their entirety.

Overview

We, Trinity and Trinity Acquisition Corp. entered into the merger agreement on April 10, 2004. The merger agreement provides for Trinity Acquisition Corp to be merged with and into us, resulting in our becoming a wholly owned subsidiary of Trinity. After the merger you will no longer own an interest in SciQuest. Your exchange of SciQuest shares for the cash merger consideration will be a taxable event for U.S. federal income tax purposes for our stockholders. Our board of directors unanimously (with our board member and chief executive officer, Stephen Wiehe, abstaining due to his potential conflict of interests) approved the merger agreement and recommends that our stockholders approve the merger agreement and the merger.

Parties to the Merger (page 14)

SciQuest is headquartered in Research Triangle Park, North Carolina, and SciQuest’s common stock is traded on the Nasdaq National Market under the symbol “SQST.” SciQuest provides on-demand supplier relationship management solutions that integrate organizations with their suppliers to enable comprehensive spend management.

Trinity is a special purpose entity formed for the purpose of acquiring and owning all shares of SciQuest common stock as a result of the merger. Trinity is owned by Trinity Ventures, a venture capital firm founded in 1986. Trinity Acquisition Corp. is a wholly owned subsidiary of Trinity that was formed for the sole purpose of consummating the merger. Trinity maintains its principal offices at 3000 Sand Hill Road, Menlo Park, California 94025.

The Reasons for the Merger (page 22)

Our board of directors and the special committee appointed by the board of directors to review this transaction considered a number of reasons for the merger, including but not limited to the following:

•	the value to our stockholders of the opportunity presented by the merger to realize a substantial premium on disposition of an otherwise relatively illiquid investment as compared to the loss of the opportunity to participate in the future growth potential of SciQuest;

•	an assumed per share merger consideration of $6.25 per share payable to stockholders represented premiums of approximately 55%, 64% and 62% over the quoted price of our common stock, one day, one week and one month, respectively, prior to the public announcement of the execution of the merger agreement, and exceeds the highest quoted price per share of our common stock during the 52-week period prior to that announcement;

•	the substantial ongoing expenses incurred by SciQuest as a public reporting company with obligations to file periodic reports with the SEC;

•	the anticipated additional expense for SciQuest to comply with recently enacted legislation and regulations applicable to public companies;

•	the lack of liquidity of the shares of our common stock due to the absence of an active trading market in the common stock and the lack of analyst coverage; and

•	the merger’s superiority over alternative transactions.

Recommendation of the Board of Directors (page 24)

After careful consideration, our board of directors, acting in part upon the unanimous recommendation of a special committee established by the board of directors to consider the transaction and adopting the conclusions and analysis of the special committee, unanimously determined (with our board member and chief executive officer, Stephen Wiehe, abstaining due to his potential conflict of interests) that the merger is advisable, fair to and in the best interests of the SciQuest stockholders and has approved the merger agreement. Accordingly, the board of directors has recommended that the stockholders of SciQuest vote for the proposal to adopt and approve the merger agreement and approve the merger.

Opinion of our Financial Advisor (page 24)

We retained TripleTree, LLC to act as our financial advisor in connection with our evaluation of the proposed merger. TripleTree provided its written opinion, dated April 10, 2004, to our board of directors that, based upon and subject to the various considerations set forth in its opinion, the consideration to be received by our stockholders pursuant to the terms of the merger agreement is fair from a financial point of view to our stockholders. The opinion of TripleTree was delivered to our board of directors for its consideration of the proposed merger and does not constitute a recommendation as to whether the merger is in your best interest or as to whether you should vote for or against approval and adoption of the merger agreement and the merger. A copy of the full text of the written opinion of TripleTree is attached as Annex C to this proxy statement. We urge you to read the opinion in its entirety.

Interests of Certain Persons in the Merger (page 31)

In considering the recommendation of our board of directors that you vote to adopt and approve the merger agreement and approve the merger, you should be aware that some of our officers and directors have interests in the merger that are different from, or in addition to, your interests. These interests relate to, among other things, employment arrangements and change of control agreements with certain executive officers, severance payments to certain SciQuest executive officers and continuing indemnification obligations to executive officers, directors and employees of SciQuest. Additionally, Trinity has indicated its intent to retain our current management team following the completion of the merger in their current positions. Trinity has also indicated that it intends to establish a stock option plan that will provide for the issuance of up to 15% of SciQuest’s capital stock following the merger and that a portion of the options to be granted under this plan will be allocated to our management team. However, there are no current commitments or obligations on the part of Trinity to establish the plan or to grant our management team options under the plan. Our management team is not expected to have any equity interest in SciQuest following the merger other than options granted under the stock option plan. As a result, certain officers and directors of SciQuest may be more likely to vote to approve and adopt the merger agreement and to approve the merger than SciQuest stockholders generally.

The Special Meeting—Record Date, Outstanding Shares and Voting (page 13)

You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on June 3, 2004, the record date for the special meeting. On the record date, there were 3,770,023 shares of our common stock outstanding and entitled to vote. You are entitled to one vote for each share of common stock that you hold of record on the record date.

The Special Meeting—Quorum and Vote Required (page 13)

Holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must be present, in person or by properly executed proxy, to constitute a quorum to consider approving and adopting the merger agreement and the merger. Holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must vote in favor of the merger agreement and the merger to approve and adopt them.

Structure of the Merger (page 32)

We, Trinity and Trinity Acquisition Corp. entered into the merger agreement on April 10, 2004. The merger agreement provides that the Trinity Acquisition Corp. will be merged with and into us, resulting in our becoming a wholly owned subsidiary of Trinity. After the merger you will no longer own an interest in SciQuest. The merger is a taxable transaction, which will be accounted for under the purchase method of accounting.

What SciQuest Stockholders Will Receive (page 32)

The merger requires the holders of outstanding shares of our capital stock to exchange their shares for cash. For each outstanding share, a holder is expected to receive in cash the amount equal to the quotient of

(A)	$25,250,000;

divided	by

(B)	the sum of the number of shares of our common stock outstanding as of the effective time of the merger plus the number of shares of common stock subject to in-the-money options and warrants to acquire our common stock that are vested and exercisable as of the effective time of the merger.

Based on the number of shares of common stock issuable upon the exercise of all in-the-money options and warrants and the number of shares of common stock that are expected to be outstanding as of the effective time of the merger, the per share consideration to be received by our stockholders in the merger would be approximately $6.25 per share of common stock, assuming a closing on or about July 15, 2004.

Treatment of Outstanding Options and Warrants (page 32)

The merger agreement sets forth, in detail, the manner in which the outstanding options and warrants of SciQuest will be treated at the effective time of the merger. All outstanding options to purchase shares of our common stock that have a per share exercise price of less than the per share consideration to be received by our stockholders in connection with the merger which are vested or would be exercisable or vested prior to, upon, or immediately after the merger will be entitled to an amount in cash equal to the excess of the per share consideration to be received by our stockholders in connection with the merger over the applicable per share exercise price of such options.

The following described options of SciQuest will not receive cash payments as described in the preceding paragraph and, upon the effective time of the merger, will terminate:

•	all outstanding options to purchase shares of our common stock that are outstanding and unexercised (whether or not the shares are vested and exercisable as of the merger date) with an exercise price per share equal to or in excess of the per share consideration to be received by our stockholders in connection with the merger; and

•	all outstanding options to purchase shares of our common stock that have a per share exercise price of less than the per share consideration to be received by our stockholders in connection with the merger and that are not vested or would not be exercisable or vested prior to, upon, or immediately after the merger.

With respect to outstanding warrants to purchase shares of our common stock, each outstanding and unexercised warrant to purchase shares of common stock, whether or not exercisable or vested as of the effective date of the merger, shall be cancelled or, if not cancelled, assumed by the surviving corporation. The holder of any warrant which has an exercise price that is less than the per share consideration to be received by our stockholders in connection with the merger shall be entitled to receive, on a per share basis, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the per share consideration over the applicable exercise price of such warrant.

Appraisal Rights (page 34)

Stockholders that disagree with the merger and comply with Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger. To qualify for these rights and receive the “fair value” of your shares of SciQuest common stock, you must:

•	hold shares of SciQuest common stock as of the date of your demand,

•	hold shares of SciQuest common stock through the effective date of the merger,

•	deliver written notice to SciQuest of your intention to seek appraisal rights prior to the vote being taken at the special meeting,

•	not vote for the approval and adoption of the merger agreement and the approval of the merger, and

•	otherwise comply with Section 262 of the DGCL. The “fair value” of your shares of SciQuest common stock may be more or less than or equal to the per share merger consideration received by our stockholders pursuant to the merger. A vote against the proposal, either in person or by proxy, at the special meeting will not satisfy the requirement of delivery of written notice to SciQuest of your intention to seek appraisal rights. An executed proxy that does not indicate how it is to be voted on the proposal will be counted as a vote for the merger proposal, which will prohibit you from seeking to enforce your appraisal rights.

Representations of Trinity and SciQuest (page 39)

Trinity and SciQuest make customary representations and warranties in the merger agreement. The representations and warranties we made in the merger agreement expire upon consummation of the merger. The merger agreement does not provide for indemnification of Trinity by us or any of our stockholders, nor does it require any of the consideration to be received by our stockholders in the merger to be placed in escrow for any period of time.

Conduct of Business of SciQuest (page 40)

Until the closing, we are required to conduct our business in the ordinary course. Additionally, we are not permitted to enter into certain transactions or commitments or take certain other actions without Trinity’s prior written consent, including, but not limited to, declaring dividends, incurring debt, issuing capital stock, granting or accelerating options, acquiring or disposing of material assets.

Conditions to the Merger (page 37)

SciQuest and Trinity will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, which include the following:

•	the merger agreement and the merger must be adopted and approved by the stockholders of SciQuest;

•	no stop order or similar proceeding in respect of this proxy statement may be pending or threatened by the SEC;

•	no governmental entity will have enacted a law, regulation or order that has the effect of making the merger illegal or otherwise prohibiting the merger;

•	no governmental entity will have commenced any proceeding preventing the merger or restricting Trinity’s ownership or operation of SciQuest after the merger;

•	the representations and warranties of each party in the merger agreement must be true and correct as of the date of the merger agreement in all material respects except as otherwise qualified;

•	SciQuest shall have obtained all necessary consents required to be obtained pursuant to the merger agreement;
•	SciQuest shall have terminated its employee stock purchase plan and provided sufficient evidence of such termination to Trinity;

•	Trinity shall have received the written resignation of all of the SciQuest directors immediately prior to the merger;

•	Trinity shall have received the written legal opinion of Morris, Manning & Martin, LLP, legal counsel to SciQuest, pursuant to the terms of the merger agreement;

•	Trinity shall have received a good standing certificate issued by the Secretary of State of the State of Delaware certifying that SciQuest is in good standing with the State of Delaware; and

•	the parties must have complied in all material respects with their respective agreements in the merger agreement.

No Other Negotiations (page 43)

Until the merger is completed or the merger agreement is terminated, SciQuest has agreed, with limited exceptions, not to take any action, directly or indirectly, with respect to an “acquisition proposal,” as described on pages 43 and 44 of this proxy statement.

If we receive an unsolicited, written, bona fide acquisition proposal that our board of directors determines in good faith could lead to a “superior proposal,” as described on pages 44 and 45 of this proxy statement, we may furnish non-public information regarding it and may enter into discussions with the person who has made the acquisition proposal if we provide written notice to Trinity and follow other specified procedures described on page 44 of this proxy statement.

We have agreed to inform Trinity promptly as to any acquisition proposal, or request for non-public information or inquiry that we reasonably believe could lead to an acquisition proposal. We have agreed to inform Trinity of the status and details of any acquisition proposal.

Our board of directors may change its recommendation in favor of the merger if it determines in good faith, after consultation with legal counsel, that its failure to do so would be a breach of its fiduciary duties to SciQuest stockholders under Delaware law.

For a more complete description of these limitations on SciQuest’s actions with respect to an acquisition proposal, please refer to the section entitled “The Merger Agreement—No Solicitation” on page 43, “The Merger Agreement—Termination” on page 45 and “The Merger Agreement—Termination Fee” on page 47 of this document and the corresponding sections of the merger agreement.

Termination of the Merger Agreement (page 45)

SciQuest and Trinity may mutually agree in writing to terminate the merger agreement at any time without completing the merger. In addition, either SciQuest or Trinity may terminate the merger agreement if:

•	the merger is not completed, without fault of the terminating party, by September 30, 2004;

•	a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the merger;

•	the SciQuest stockholders fail to approve and adopt the merger agreement and the merger, except that SciQuest may not terminate the merger agreement if stockholder approval was not obtained because of any action or failure to act by SciQuest that constitutes a material breach of the merger agreement; or

•	the other party materially breaches any representation, warranty, covenant or agreement in the merger agreement such that the breaching party is unable to satisfy a condition to the merger, except that the other party cannot terminate the merger agreement if it is at that time in material breach or if the breaching party has cured the breach within 20 days of written notice of the breach.

In addition, Trinity may terminate the merger agreement if:

•	certain of SciQuest’s representations shall have become untrue in any respect whatsoever; or

•	our board of directors or SciQuest takes one or more of the following actions (each, a “triggering event”):

•	our board of directors changes its recommendation to the stockholders;

•	SciQuest shall have failed to include in this proxy statement the recommendation of our board of directors in favor of the adoption and approval of this merger agreement and the merger;

•	our board of directors fails to reaffirm (publicly, if so requested by Trinity) its recommendation to the stockholders in favor of the adoption and approval of the merger agreement and the approval of the merger within 10 business days after Trinity requests in writing that such recommendation be reaffirmed;

•	our board of directors (or any committee thereof) shall have approved or recommended an alternative acquisition proposal or shall have entered into any non-binding letter of intent or contract regarding such alternative acquisition proposal; or

•	a tender or exchange offer relating to our common stock shall have been commenced by a person unaffiliated with Trinity, and SciQuest shall not have sent to its security holders a statement disclosing that its board of directors recommends rejection of such tender or exchange offer.

Termination of the merger agreement will generally terminate the obligations of the parties to perform their obligations under the merger agreement, except that the parties must continue to comply with miscellaneous provisions that survive termination of the merger agreement, including those concerning mutual confidentiality and the payment of termination fees.

Termination Fee (page 47)

If the merger agreement is terminated due to any of the following:

•	any of the triggering events listed above, or

•	the merger is not completed by September 30, 2004 or the requisite stockholder approval at a meeting of our stockholders is not obtained or the occurrence of a breach of a representation, warranty, covenant, or agreement by SciQuest or the occurrence of a material adverse effect with respect to SciQuest; and then SciQuest subsequently enters into another transaction in the next twelve months in which it is to be acquired, then SciQuest will be required to pay Trinity a termination fee of $1,200,000.

Expenses (page 48)

The merger agreement provides that, in general, each party will bear its own fees and expenses incurred in connection with the merger agreement and the transaction contemplated thereby, whether or not the merger is consummated. However, if:

•	the merger agreement is terminated because the merger is not completed by September 30, 2004, the requisite stockholder approval is not obtained, a material breach of a representation, warranty, covenant or agreement by SciQuest occurs or a material adverse effect with respect to SciQuest occurs; and

•	the termination fee described above is not required to be paid,

then SciQuest will be required to reimburse Trinity for its reasonable out of pocket expenses incurred in connection with the merger.

Regulatory Approvals Relating to the Merger (page 34)

SciQuest is not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than (1) filing this proxy statement with the SEC and (2) filing a certificate of merger with the Secretary of State of the State of Delaware. If any additional approvals or filings are required, SciQuest is obligated under the merger agreement to use its commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Accounting Treatment (page 34)

The merger will be treated as a purchase for accounting and financial reporting purposes under generally accepted accounting principles, which means that SciQuest will be treated as a separate entity for periods prior to the closing of the merger, and thereafter as a wholly owned subsidiary of Trinity.

U.S. Federal Tax Consequences of the Merger (page 33)

The merger and the associated receipt of cash in exchange for shares of our common stock will be a taxable event for U.S. federal income tax purposes and may be taxable for foreign, state and local income tax purposes as well. For U.S. federal income tax purposes, our stockholders will recognize gain or loss measured by the difference between (1) the amount of cash received in exchange for their shares of common stock and (2) the amount of their tax basis in such shares.

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. These statements are based upon current expectations. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. All forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those projected. Important factors that might cause or contribute to such a discrepancy include, but are not limited to the factors discussed under “Risk Factors,” beginning on page 12.

RISK FACTORS

In addition to the other information included and incorporated by reference in this proxy statement, SciQuest stockholders should carefully consider the matters described below in voting on the merger.

The Terms of the Merger Agreement Prohibit Us From Soliciting Alternative Transactions.

Under the terms of the merger agreement, we, our directors, officers and representatives are prohibited from (1) soliciting, initiating or encouraging any alternative business combination proposal or (2) participating in, encouraging any discussions or negotiating with, or furnishing information with respect to, any inquiries or the making of any alternative business combination proposals. In addition, the merger agreement places additional restrictions on how we may respond to an alternative business combination proposal. See “The Merger Agreement–No Solicitation” on page 43 of this proxy statement. These restrictions may have the effect of discouraging or preventing an alternative arrangement that may provide more value to our stockholders than the merger.

There is a Risk that the Merger will not be Completed.

Completion of the merger is subject to certain risks, including, but not limited to, the following:

•	that we will not be able to obtain all necessary third-party consents to the merger;

•	that we will not have performed, in all material respects, our obligations contained in the merger agreement prior to the effective time of the merger;

•	that the representations and warranties made by us in the merger agreement will not be true and correct, in all material respects, at the closing date of the merger;

•	that we may experience a material adverse effect with respect to our business; and

•	that there may be litigation that could prevent the merger.

As a result of various risks to the completion of the merger, we cannot assure you that the merger will be completed even if stockholder approval is obtained. If our stockholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, our management will continue to manage SciQuest as an ongoing business. If the merger is not completed, depending on the circumstances, we may be required to reimburse certain expenses of Trinity. See “The Merger Agreement—Expenses” on page 48. Further, if the merger is not completed due to a termination of the merger agreement, the public perception of SciQuest could be adversely affected.

Our Directors and Officers May Have Different Interests From Yours.

The directors and officers have interests in the merger and participate in arrangements that are different from, or are in addition to, those of our stockholders generally. These include:

•	Three of our officers, including Mr. Wiehe, our chief executive officer and a director, have Change of Control Agreements with us providing for payment of one year’s base salary if such officer’s employment is terminated by SciQuest without “cause” or by such officer for “good reason” within 12 months following a change of control, such as the merger.

•	For one of our directors and three of our officers, including Mr. Wiehe, our chief executive officer and a director, the merger will cause accelerated vesting of all outstanding options equal to the vesting that would otherwise take place in the twelve months after the acquisition event.

•	From 1999 until February 9, 2004, Mr. Noel Fenton, a general partner of Trinity Ventures, served as a director of SciQuest. Although Mr. Fenton resigned from our board of directors prior to Trinity Ventures making its acquisition offer and Mr. Fenton did not participate in the deliberations of the board of directors regarding its acquisition offer, Mr. Fenton has had a longstanding relationship with many of our directors and officers.

As a result, these officers and directors may be more likely to vote to approve, and recommend the approval of the merger than if they did not have these interests.

THE SPECIAL MEETING

General

This proxy statement and the enclosed proxy card are furnished on behalf of the board of directors of SciQuest for use at the special meeting of stockholders to be held on July 15, 2004, at 9:00 a.m. local time in Morrisville, North Carolina, or at any adjournment or postponement of the special meeting, for the purposes set forth herein and in the accompanying notice of special meeting. The special meeting will be held at SciQuest’s offices at 5151 McCrimmon Parkway, Suite 216, Morrisville, North Carolina 27560. We intend to mail this proxy statement and the accompanying proxy card on or about June 11, 2004, to all stockholders entitled to vote at the special meeting. All proxies will be voted in accordance with the instructions contained therein, and if a proxy is properly executed but no choice is specified, the proxies will be voted for the proposal set forth in the accompanying notice of meeting. A stockholder may revoke a proxy at any time before it is exercised by giving written notice to that effect to our corporate secretary.

Stockholders Entitled to Vote

The board of directors has fixed June 3, 2004, as the record date for determining stockholders who are entitled to vote at the special meeting. At the close of business on June 3, 2004, there were outstanding and entitled to vote 3,770,023 shares of our common stock. Each holder of record of our common stock shall be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum; Counting of Votes

Our bylaws provide that at any meeting of stockholders, the holders of a majority of the issued and outstanding shares of our common stock present in person or by proxy constitute a quorum for the transaction of business at the special meeting. The approval of the merger and the merger agreement require the affirmative vote of a majority of the issued and outstanding shares of our common stock as of the record date for the special meeting. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Proxies

When the enclosed proxy card is properly voted in accordance with the instructions on the proxy card the shares that it represents will be voted at the special meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a proxy will be voted in favor of the merger and the merger agreement.

Solicitation

We have engaged Morrow & Company, Inc. to solicit proxies for the special meeting. We have agreed to pay Morrow & Company a fee of $5,000 plus reasonable out-of-pocket expenses for assisting in the solicitation of proxies. Proxies may be solicited by Morrow & Company or by directors, officers and employees of SciQuest, in person, by mail, telephone or telegraph, over the internet or by facsimile. Directors, officers and employees of SciQuest will not be specifically compensated for their services. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this proxy statement and the accompanying proxy card. Copies of solicitation materials will be furnished to registrars, banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners.

Revocability of Proxies

Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to our corporate secretary, or by attending the special meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

THE MERGER

Parties to the Merger

SciQuest.    SciQuest is headquartered in Research Triangle Park, North Carolina, and SciQuest’s common stock is traded on the Nasdaq National Market under the symbol “SQST.” SciQuest provides on-demand supplier relationship management solutions that integrate organizations with their suppliers to enable comprehensive spend management. Spend management is the ability to view and analyze all spending across an enterprise, thereby providing greater insight into purchasing functions and giving an organization control and visibility to allow it to manage spending more effectively. SciQuest’s suite of modular applications helps companies to automate the spend management process. These solutions facilitate a company’s purchasing functions by reducing redundant tasks throughout the cycle of finding, acquiring and managing goods, which can result in increased efficiency, reduced cost and increased insight into an organization’s buying patterns. SciQuest’s solutions are targeted for the life sciences and higher education markets.

Many of the world’s leading pharmaceutical, biotechnology and academic organizations rely on our solutions such as Biogen Idec, GlaxoSmithKline, Pfizer, Roche, Schering-Plough, Arizona State University, Indiana University, University of Michigan and the University of Pennsylvania. SciQuest is headquartered in Research Triangle Park, North Carolina.

SciQuest’s board of directors is comprised of the following persons:

Name	Age	Position
Stephen J. Wiehe	40	Chief Executive Officer and Director
M. Scott Andrews	38	Director
Daniel F. Gillis	57	Director
H. Alexander Holmes	61	Director
Lloyd M. Segal	39	Director
Louis M. Sherwood	66	Director

Stephen J. Wiehe has served as our Chief Executive Officer and as a Director since February 2001. From June 2000 to February 2001, Mr. Wiehe served as Senior Director - Strategic Investments & Mergers and Acquisitions at SAS Institute. From October 1999 to June 2000, Mr. Wiehe served as President and Chief Executive Officer of DataFlux Corporation, which was acquired by SAS Institute. From June 1998 to October 1999, Mr. Wiehe served as Managing Director/Europe and senior executive vice president for SunGard Treasury Systems, a division of SunGard Data Systems, Inc (NYSE: SDS). From June 1996 to June 1998, Mr. Wiehe served as President and Chief Executive Officer of Multinational Computer Models, Inc., which was sold to SunGard Data Systems in 1998. Mr. Wiehe began his career with the General Electric Company. Mr. Wiehe graduated from its Financial Management Program with honors and became treasurer of GE Plastics. Mr. Wiehe is a graduate of the University of Kentucky.

M. Scott Andrews co-founded SciQuest in November 1995 and has served as a Director since 1995. Prior to February 2001, Mr. Andrews also served as our Chief Executive Officer. From October 1991 to January 1996, Mr. Andrews was a sales professional for Baxter Healthcare Corporation, a scientific products company. From May 1987 to October 1991, Mr. Andrews served in the U.S. Army as an aviation officer. Mr. Andrews received an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in business management from the United States Military Academy at West Point.

Daniel F. Gillis has served as a director of SciQuest since February 2004. Since February 2001, Mr. Gillis has been self-employed. From April 1997 through February 2001, Mr. Gillis served as Chief Executive Officer of SAGA Systems, Inc., a software company that had previously been a wholly owned subsidiary of Software AG Germany. In February 2001, SAGA Systems, Inc. was reacquired by Software AG Germany. Prior to SAGA Systems, Inc., Mr. Gillis held various senior management positions at Falcon Microsystems, Exxon Office Systems and WANG. Mr. Gillis received a B.S. in Management from the University of Rhode Island.

H. Alexander Holmes has served as a director of SciQuest since November 2002. Mr. Holmes has been an independent financial consultant since his retirement from Arthur Andersen & Co. in 1992. While at Arthur Andersen & Co., he served as managing partner of the Raleigh, North Carolina office and as head of their tax practice in their Greensboro, North Carolina office. Mr. Holmes received a B.S. in Commerce and an L.L.B. degree from the University of Virginia.

Lloyd M. Segal has served as a director of SciQuest since May 2000. Mr. Segal has been President and Chief Executive Officer of Caprion Pharmaceuticals Inc. since November 1998. Mr. Segal was previously President and Chief Executive Officer of Advanced Bioconcept Ltd. from 1996 to 1998. Mr. Segal was a management consultant with McKinsey & Co. from 1992 to 1996, focusing on North America financial institutions and industrial clients. Mr. Segal is a member of the Board of Overseers of the School of Science, Brandeis University. Mr. Segal earned a B.A. in Politics from Brandeis University, Boston, and an M.B.A. from Harvard University.

Louis M. Sherwood, M.D. has served as a director of SciQuest since May 2002. Since April 2002, Dr. Sherwood has been self-employed as a consultant in the medical and scientific fields. In March 2002, Dr. Sherwood retired as Senior Vice President, Medical and Scientific Affairs for the U.S. Human Health Division of Merck & Company, a position he held for ten years. Dr. Sherwood had been employed by Merck since 1987. At Merck, he had previously served as Executive Vice President, Worldwide Development. Dr. Sherwood serves as a director of GenVec, Inc., a biopharmaceutical company. In addition, Dr. Sherwood holds appointments as Adjunct Professor of Medicine at the University of Pennsylvania School of Medicine and Albert Einstein College of Medicine. Prior to joining Merck, he was Baumritter Professor and Chairman of Medicine at the Albert Einstein College of Medicine and Montefiore Medical Center from 1980 to 1987, and he served previously on the faculties of the University of Chicago and Harvard Medical Schools. Dr. Sherwood is an endocrinologist who has conducted basic, clinical and outcomes research. He received his undergraduate degree at the Johns Hopkins University and his medical degree from the Columbia College of Physicians and Surgeons.

Our board of directors formed a special committee consisting of Messrs. Holmes, Gillis and Sherwood to review, evaluate and make recommendations to the board regarding the merger and all other potential acquisition offers. Each member of the special committee has been paid a one-time fee of $50,000 as consideration for the responsibilities undertaken and time spent in performance of his duties in serving on the special committee.

Trinity and Trinity Acquisition Corp.    Trinity is a special purpose entity formed for the purpose of acquiring and owning all shares of SciQuest common stock as a result of the merger. Trinity is owned by Trinity Ventures, a venture capital firm founded in 1986. Trinity Acquisition Corp. is a wholly owned subsidiary of Trinity that was formed for the sole purpose of consummating the merger. Neither Trinity nor Trinity Acquisition Corp. have conducted any business operations other than as related to the merger.

Background of the Merger

In November 1999, we consummated our initial public offering. Since that time our common stock has experienced a significant decline in its trading price and chronically low trading volumes. In the fall of 2002, we were faced with delisting from Nasdaq because our stock price failed to close over $1.00 for 30 consecutive days.

In October 2002, as a result of the prospect of a delisting from Nasdaq, we transferred the listing of our common stock from the Nasdaq National Market to the Nasdaq SmallCap Market in order to take advantage of an extended grace period to meet the $1.00 per share closing bid price requirement. Also, management recognized that our annual expenses associated with being a public company would begin to increase significantly as a result of corporate governance matters, auditing expenses and director and officer insurance costs.

In January 2003, management began general discussions as to whether we should remain a public company. We retained an outside consultant to assist us in our analysis of our strategic alternatives, including assessing whether we should remain a public company.

On January 22, 2003, the board held a meeting at which the consultant whom we retained to assist us in our analysis of strategic alternatives as well as legal counsel to SciQuest, Morris, Manning & Martin, LLP, and management were present. Our consultant presented a preliminary analysis of various strategic alternatives and an assessment of whether we should remain a public company, which was followed by discussions among our directors and management regarding the analysis. This analysis, as well as the discussions that ensued among management and our directors, were of a general nature and did not involve any specific transactions or parties, nor did they result in management seeking potential transactions at that time. The discussions generally were limited to an exploration of the means by which a public company could become privately-held and an analysis of the benefits and detriments of taking such action. The board authorized management to continue the evaluation of various alternatives for the company, and management continued this analysis over the next several months.

In April 2003, Mr. Noel Fenton, one of our directors at the time as well as one of several general partners of Trinity Ventures, informed the board that there was a possibility that Trinity Ventures might have a preliminary interest in exploring a potential acquisition transaction with SciQuest if SciQuest were so interested.

In May 2003, we entered into a nondisclosure agreement with Trinity Ventures in order to allow us to provide Trinity Ventures with information with which it could evaluate its level of interest in a potential acquisition of us, if any. Pursuant to the nondisclosure agreement, Trinity Ventures conducted a due diligence investigation of us until early October 2003.

On May 20, 2003, we effected a seven and one-half for one reverse stock split of our common stock in order to meet the $1.00 per share closing bid price requirement and avoid delisting from Nasdaq. On July 21, 2004, our common stock listing returned to the Nasdaq National Market. By this time most, if not all, stock analysts who had covered SciQuest since the initial public offering had stopped covering SciQuest. The lack of analyst coverage raised an uncertainty as to the likelihood of our stock price rising significantly in response to improved company performance. Additionally, the continuing low trading volumes and widely fluctuating trading prices of our common stock meant our stockholders had very limited liquidity for their holdings. This lack of liquidity also limited our ability to use our common stock for acquisitions, as we found most potential target companies were not interested in receiving our common stock as consideration. Furthermore, our annual expenses associated with being a public company began to increase significantly as a result of corporate governance matters, auditing expenses and director and officer insurance costs. For these reasons, our board and management continued to question whether SciQuest should remain a public company.

From the late spring of 2003 until the beginning of the fall of 2003, we received unsolicited preliminary inquiries from certain third parties with respect to potential business combinations. During this time, our board held numerous meetings at which counsel to SciQuest was present, to discuss and evaluate what actions we should take in response to these preliminary inquires. The board authorized management to begin interviewing investment banks and other financial advisors with a view toward the possibility of engaging an investment bank or other financial advisor to render advice in connection with evaluating potential strategic alternatives for SciQuest. During this time, at the direction of the board, various members of management interviewed and spoke to numerous investment banks and other financial advisors in connection with each such investment bank’s and financial advisor’s views of SciQuest and the potential strategic alternatives available to us. Management presented the status of its discussions with these investment banks and financial advisors, including our initial consultant, to the board. Additionally, the board authorized management to continue to take any reasonable steps in order enable each of these parties to evaluate its level of interest in a potential transaction with us. During this time, pursuant to the instructions from the board, we entered into nondisclosure agreements with the parties who made these preliminary inquires in order to allow us to provide information to enable each such party to evaluate its level of interest in a potential transaction with us. We also allowed the engagement of our initial consultant to lapse. None of our discussions or contacts with any of these parties led to any significant discussions or any offer or other meaningful steps in furtherance of a potential acquisition of, or other business combination with, SciQuest.

On September 10, 2003, the board held a meeting, at which counsel to SciQuest was present, to discuss potential alternatives for SciQuest, including a discussion regarding potential business combinations. Mr. Wiehe summarized for the board the various discussions that had occurred over the preceding months and confirmed that there were no pending offers or indications of interest for a business combination from any third party. In that meeting, counsel to SciQuest made a presentation to the board regarding business combinations in general and the board’s fiduciary duties in connection with a business combination in particular. During a lengthy discussion, the board generally recognized that neither SciQuest nor our stockholders were receiving any substantial benefits from being a public company, while, in contrast, we were incurring significant expenses and were subject to substantial detriments associated with being an independent public company. Counsel to SciQuest advised that if the board was interested in pursuing this course of action, it should consider retaining an investment bank to help facilitate and accelerate the process of pursuing a business combination. After discussion, the board authorized management to continue interviewing investment banks in connection with the possibility of engaging an investment bank to help evaluate potential strategic alternatives for SciQuest. Also during this meeting, Mr. Fenton relayed a message to the board that Trinity Ventures was still conducting a due diligence investigation of SciQuest. The board directed management to renew preliminary discussions with Trinity Ventures and any other party who had previously expressed an interest or who might express an interest in the future in such a transaction. The board further determined to reconsider these matters at a later meeting depending on the results of these discussions.

In early October 2003, Mr. Fenton relayed a message to SciQuest that Trinity Ventures was not interested in acquiring SciQuest.

On October 29, 2003, the board held a meeting at which counsel for SciQuest was present, to discuss potential alternatives for SciQuest as a result of the efforts of management to pursue such discussions. The board then deliberated about the prospect of a business combination generally, without regard to any specific third party. After discussion and in light of the fact that none of our discussions or contacts with any parties had led to any significant discussions, offers or other meaningful steps in furtherance of a potential acquisition of, or other business combination with, SciQuest, the board determined that management’s attention should remain focused on managing business operations at that time. The board further determined that it would remain receptive to, and duly consider, any and all acquisition offers that SciQuest might receive. Accordingly, based on the lack of interest on the part of any third party, the board decided to not take any proactive steps to pursue a business combination or to engage an investment banker to pursue a business combination at that time. The board further determined to re-evaluate the situation at its next meeting and as circumstances warranted thereafter.

On December 9, 2003, the board held a meeting at which one of our directors, Mr. Lloyd Segal, informed the board that he had been contacted by a company that is referred to in this proxy statement as “Party A” regarding its interest in a potential acquisition of SciQuest. After discussion, the board instructed Mr. Wiehe to continue interviewing investment banks and to select an investment bank to be evaluated by the board at a future meeting. Mr. Wiehe interviewed various investment banks in the ensuing weeks, including an interview with TripleTree, LLC.

In December 2003, we entered into a nondisclosure agreement with Party A and began to provide it with evaluation materials.

In December 2003 and January 2004, numerous meetings between the management of SciQuest and Party A occurred in connection with Party A’s evaluation of a potential business combination with SciQuest.

On January 13, 2004, Party A delivered a written, non-binding letter of intent for the acquisition of SciQuest. The letter proposed a merger in which our stockholders would receive aggregate cash consideration of $16.86 million. By its terms, the letter of intent expired after January 16, 2004.

On January 16, 2004, the board held a meeting, at which counsel to SciQuest was present, to review and evaluate the letter of intent from Party A. Mr. Segal informed the board that he had a pecuniary interest in a company that would receive a payment if a transaction was consummated between SciQuest and Party A. Mr. Segal therefore recused himself and abstained from the deliberations and the vote with respect to the offer from Party A. Representatives from TripleTree were also invited to attend and make a presentation at the meeting. Following the presentation by TripleTree, the board determined that it was advisable to retain TripleTree as the financial advisor to SciQuest, subject to finalizing fee terms and a suitable engagement letter. The board directed TripleTree to evaluate a potential business combination with Party A as well as to develop a plan to seek alternative transactions with other parties. In light of the offer from Party A, Mr. Fenton was asked by other directors whether Trinity Ventures would be interested in renewing a present potential interest in acquiring SciQuest. Mr. Fenton stated that Trinity Ventures may be willing to renew its interest with respect to a potential acquisition of SciQuest. As a result, Mr. Fenton did not participate in the deliberations and determinations of the board that followed with respect to whether the board should accept the offer from Party A. After lengthy deliberations, the board determined to not accept the January 13, 2004 offer from Party A because it determined the offer to be insufficient. However, the board did direct management and TripleTree to engage in negotiations with Party A to determine whether their January 13, 2004 offer was the highest and best offer Party A was willing to make or whether a higher price could be obtained.

From January 16, 2004 through February 9, 2004, TripleTree engaged in negotiations with Party A in an effort to procure a higher offer for SciQuest. During such time, Party A did not provide us with an improved offer to consider.

On January 28, 2004, we finalized and entered into the engagement letter with TripleTree.

On February 9, 2004, Mr. Fenton tendered his resignation as a director of SciQuest. Later that day, Trinity Ventures conveyed a preliminary, non-binding, indication of interest to SciQuest. The indication of interest proposed an all-cash tender offer or merger for an aggregate consideration of $19.7 million. The indication of interest also provided by its terms that it would remain outstanding for up to six weeks in order to allow SciQuest time to perform a more complete “market check” in order to enable our board to continue to exercise its fiduciary duties to the SciQuest stockholders by pursuing other transactions and seeking other proposals.

On February 10, 2004, SciQuest received a modified non-binding letter of intent from Party A proposing an aggregate acquisition price in a range of $20 to $22 million.

On February 11, 2004, our board held a meeting, at which counsel to SciQuest was present, to evaluate a candidate to fill the vacancy resulting from Mr. Fenton’s resignation and to review and consider matters relating to the offers from Party A and Trinity Ventures. At this meeting, the board appointed Mr. Daniel F. Gillis as a director to fill the vacancy created by Mr. Fenton’s resignation. Also at this meeting, Mr. Segal reiterated his potential conflict of interest with respect to Party A. In addition, Mr. Bruce Boehm stated that he had earlier indicated a potential interest in participating in an acquisition of SciQuest and, has a result, had been contacted by Trinity Ventures to ascertain whether he might be interested in participating with it in the acquisition of SciQuest. Mr. Boehm further indicated that he was interested in exploring whether to do so. Accordingly, the board determined that Mr. Boehm had a potential conflict of interest with respect to the consideration of these offers. The board then discussed the potential conflicts of interest of Mr. Wiehe as a result of his position as chief executive officer. Mr. Wiehe informed the board that he had not been offered any equity or other interest by either Party A or Trinity Ventures should either acquire SciQuest nor had he been promised continued employment by Party A or Trinity Ventures in the event of such an acquisition. However, Mr. Wiehe did express his belief that he would be retained as chief executive officer by Trinity Ventures following such an acquisition and his belief that his compensation package would likely include an equity component. The board then determined that Mr. Wiehe had a potential conflict of interest with respect to the consideration of these offers.

The board then determined that it was in the best interests of SciQuest stockholders that a special committee comprised of non-management, disinterested directors be formed to evaluate, review and make recommendations to the board regarding all potential strategic transactions for the company. The board authorized the creation of a special committee and appointed the following non-management, disinterested directors as members of the special committee: Mr. Alexander Holmes, Mr. Louis Sherwood and Mr. Daniel Gillis. Since no conflicts existed with respect to TripleTree, the board determined that TripleTree could serve as the financial advisor to the special committee in connection with the special committee’s obligation to evaluate, review and make recommendations to the board regarding all potential transactions involving SciQuest. However, the board empowered the special committee to engage a separate financial advisor and separate legal counsel if the special committee deemed either appropriate. Prior to this meeting, the members of the special committee, as well as other members of the board, had consulted with counsel to SciQuest and other legal counsel regarding the need for the special committee to retain separate legal counsel.

Following the formation of the special committee, Messrs. Boehm and Segal departed from the meeting. TripleTree then presented to the remainder of the board the results of its preliminary review and valuation analysis of SciQuest. This presentation did not include a discussion of the specific proposals from Party A or Trinity Ventures.

On February 12, 2004, the special committee held a meeting at which representatives from TripleTree further discussed with the special committee its initial valuation analysis of SciQuest. A lengthy discussion ensued regarding the valuation of SciQuest and development of a strategy for responding to these offers from Party A and Trinity Ventures. TripleTree made a lengthy presentation to the special committee regarding its evaluation of alternatives and potential business combination partners for SciQuest. In addition, the special committee determined that it was advisable to retain separate legal counsel.

On February 13 and 14, 2004, the special committee held two meetings with TripleTree to further develop its strategy for responding to the offers from Party A and Trinity Ventures and to seek to attract other competitive offers. In addition, during this period, the special committee interviewed four law firms to serve as its legal counsel. After discussion, the special committee retained Kennedy Covington Lobdell & Hickman, LLP as legal counsel to the special committee. During these meetings, the special committee also directed TripleTree to engage in negotiations with both Party A and Trinity Ventures in an effort to elicit higher offers from both parties. The special committee also directed TripleTree to engage in a search for other potential financial and strategic acquirors.

On February 15, 2004, Mr. Boehm tendered his resignation from the board.

From February 11, 2004 through April 10, 2004, the special committee held a total of 12 meetings in which it monitored the activities of TripleTree, evaluated the ongoing discussions with a variety of parties and instructed TripleTree to continue to negotiate potential acquisition offers. During this period, at the direction of the special committee, TripleTree contacted over 50 parties regarding the potential acquisition of SciQuest. Of these parties, TripleTree engaged in substantive discussions with approximately 19 parties, of which 10 were potential financial buyers and 9 were potential strategic buyers. Except as discussed below, each of these parties declined to make an offer to acquire SciQuest. During this period, TripleTree also continued substantive discussions with both Trinity Ventures and Party A. However, on or about February 13, 2004, Party A stated that it would not increase its offer price above the range set forth in its February 10, 2004 letter and that it would not continue discussions unless SciQuest confirmed its interest in a transaction within that range. After much deliberation and consideration, the special committee determined it likely that it could obtain a superior offer from either Trinity Ventures or another third party. Accordingly, based on this determination, the special committee instructed TripleTree to terminate discussions with Party A.

On or about March 11, 2004, TripleTree commenced discussions with a company that is referred to in this proxy statement as “Party B.” Following these discussions and an initial meeting with a stockholder of Party B and subsequent meetings between the management of Party B and SciQuest, Party B expressed a strong interest in acquiring SciQuest.

On or about March 18, 2004, we provided Trinity Ventures with a proposed form of definitive merger agreement, and on or about March 23, 2004, we provided Party B with an identical proposed form of definitive merger agreement and invited each party to begin negotiating such agreement with us.

In late March 2004, Trinity Ventures indicated that it was willing to increase its offer price and negotiate a definitive merger agreement, but it would only do so if SciQuest entered into exclusive discussions with Trinity Ventures. The special committee was unwilling to terminate its market check at that time. In order to induce Trinity Ventures to maintain its interest in a transaction and to commence negotiating a definitive merger agreement without an exclusivity agreement, thereby enabling the special committee to continue to pursue alternative transactions, the special committee agreed to reimburse Trinity Ventures for up to $50,000 of its legal expenses incurred in furtherance of a potential transaction incurred after March 30, 2003 until such time as (1) either party terminated discussions or (2) a definitive merger agreement was executed. Trinity Ventures agreed to proceed on this basis but refused to enter into specific price negotiations at this time.

In late March and early April 2004, the special committee and TripleTree also continued discussions with Party B, and Party B engaged in due diligence in anticipation of making an acquisition offer.

On April 1, 2004, the full board held a meeting at which representatives of TripleTree, counsel to SciQuest and counsel to the special committee were present. The special committee and TripleTree reported to the full board the status of their discussions with various parties. TripleTree also presented to the board a detailed analysis of the valuation methodologies that it intended to employ in rendering a fairness opinion and a preliminary valuation analysis that would support rendering such an opinion. The special committee met following the board meeting to discuss strategies for obtaining the best offers from the remaining interested parties. The special committee also continued to weigh the various benefits and detriments to our stockholders were SciQuest to remain an independent public company.

On April 7, 2004, Party B delivered a preliminary, non-binding indication of interest, in which it offered to acquire SciQuest for cash consideration in a range of $5.00 to $6.00 per share. The indication of interest also contained a number of conditions and assumptions upon which the offer was based. The indication of interest further required as a condition to their proceeding with us based on this offer that we negotiate exclusively with Party B until at least April 29, 2004.

On April 8, 2004, the special committee and Trinity Ventures had materially completed their negotiations of a definitive merger agreement, excluding pricing terms. On that same day, after negotiations by TripleTree at the direction of the special committee to seek to obtain a higher purchase price for SciQuest, Trinity Ventures orally proposed an aggregate acquisition price of $23 million, which TripleTree estimated would result in a per share consideration of approximately $5.70.

Later on April 8, 2004, the special committee held a meeting at which representatives of TripleTree and counsel to SciQuest and counsel to the special committee were present. The special committee, with the advice of TripleTree and counsel, engaged in a lengthy review and consideration of the two offers. The special committee focused on the fact that the offer from Party B set out a wide price range and was subject to a number of significant assumptions and conditions precedent. After input from TripleTree and advice from legal counsel, the special committee concluded that there was a significant risk that the assumptions and conditions could not be satisfied by SciQuest and that any price ultimately offered by Party B could be at the low end of the range proposed by Party B. In addition, the special committee noted that the offer from Party B was conditioned upon and subject to significant additional due diligence by Party B. As a result of the continuing due diligence, Party B did not anticipate that a definitive acquisition agreement could be finalized prior to April 29, 2004. Conversely, the special committee noted that Trinity Ventures had substantially completed its due diligence, that its offer was not subject to conditions comparable to those contained in Party B’s offer and that the definitive merger agreement with Trinity Ventures was substantially negotiated, excluding price terms. Accordingly, the special committee believed that the Trinity Ventures proposal provided greater certainty for SciQuest that a transaction would be completed on terms which were favorable to our stockholders. Based on TripleTree’s advice, the special committee also believed that further negotiations with Trinity Ventures could result in a higher offer price. At the meeting, the special committee directed counsel to SciQuest and counsel to the special committee to endeavor to finalize the merger agreement with Trinity Ventures and directed TripleTree to continue to negotiate for a higher acquisition price from Trinity Ventures. The special committee further directed that no action be taken with respect to Party B’s offer at this time.

On April 9, 2004, negotiation of the terms, except for price terms, of the definitive merger agreement with Trinity Ventures was substantially completed. After negotiations for a higher purchase price by TripleTree at the instruction of the special committee, Trinity Ventures increased its offer to an aggregate acquisition price of $25.25 million and communicated that it would not go higher and that it would not continue pursuing an acquisition of SciQuest unless the offer was accepted in the immediate future. TripleTree then advised the special committee of its estimate that an aggregate acquisition price of $25.25 million would result in a per share price of approximately $6.25, assuming that the merger was consummated on or about July 31, 2004, and estimated that any decrease in the per share price resulting from the vesting of in-the-money stock options after that date and through September 30, 2004, at which time the merger agreement could be terminated by either party (in most circumstances), would not be material.

On April 10, 2004 the special committee held a meeting at which representatives of TripleTree, special committee counsel, and counsel for SciQuest were present. The parties present discussed the terms of the merger agreement and the outcome of the resolution of final issues with Trinity Ventures. TripleTree discussed the price negotiations with Trinity Ventures and changes in its valuation presentation to the board at its April 1, 2004 meeting, noting that the changes to its valuation analysis since April 1, 2004 were not material to its view as to the fairness of the consideration offered by Trinity Ventures. TripleTree then stated that it was prepared to render to the board its opinion (subsequently confirmed in writing) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration proposed by Trinity Ventures was fair to SciQuest’s stockholders from a financial point of view. Following discussion among the members of the special committee, and based on the the opinion of TripleTree, the advice of special committee counsel, and the factors set forth under the caption “Reasons for the Merger,” the special committee unanimously (1) determined that the proposed transaction with Trinity Ventures was advisable and in the best interests of SciQuest and its stockholders and (2) recommended that it be approved by the full board and submitted by the board to the stockholders with the recommendation that it be approved by the stockholders.

On April 10, 2004 immediately following the meeting of the special committee, the full board held a meeting at which representatives of TripleTree, special committee counsel, and counsel for SciQuest were present. At that meeting, after presentations by TripleTree, SciQuest counsel and special committee counsel, after full consideration of TripleTree’s fairness opinion and the other factors considered by the special committee, and after further questions and discussion, the full board adopted the recommendation of the special committee and further instructed management to execute the merger agreement and to take steps to comply with the closing conditions of the merger agreement. By a unanimous vote of those directors voting, with Mr. Wiehe abstaining from voting due to his potential conflict of interests, our board approved the merger agreement and the merger. After the vote, Mr. Wiehe advised the other members of the board that, had he voted, he would have voted in favor of the merger agreement and the merger. Pursuant to the board’s directive, we executed the merger agreement with Trinity Ventures on April 10, 2004.

Reasons for the Special Committee’s Recommendation

In recommending adoption of the merger agreement and approval of the merger to the board of directors, the special committee considered a number of factors, including but not limited to, the following:

•	The analysis prepared by TripleTree in connection with its opinion to the board of directors.

•	The assumed per share merger consideration of $6.25 per share payable to stockholders represented premiums of approximately 55%, 64% and 62% over the quoted price of our common stock, one day, one week and one month, respectively, prior to the public announcement of the execution of the merger agreement, and exceeds the highest quoted price per share of our common stock during the 52-week period prior to that announcement.

•	The substantial ongoing expenses incurred by SciQuest as a public reporting company including obligations to file periodic reports with the SEC.

•	The anticipated additional expense for SciQuest to comply with recently enacted legislation and regulations applicable to public companies.

•	The lack of liquidity of the shares of our common stock due to the absence of an active trading market in the common stock and the lack of analyst coverage.

•	The value to our stockholders of the opportunity presented by the merger to realize a substantial premium on disposition of an otherwise relatively illiquid investment as compared to the loss of the opportunity to participate in the future growth potential of SciQuest.

•	The risk that the price of our common stock would not necessarily increase regardless of SciQuest’s improved performance or general improvement in market conditions.

•	Uncertainties concerning the economy in general, our industry in particular, and the capital markets.

•	The availability of alternative transactions.

•	The degree of likelihood that the merger will be completed. In this regard, the special committee considered, among other things, the lack of a financing or due diligence condition to closing and assurances provided to the special committee of Trinity Ventures’ commitment to proceed with, and its ability to provide funding for, the merger.

•	The terms and conditions of the merger agreement, including those described in this proxy statement, particularly those which provide our board with the right, subject to an obligation to pay a termination fee of $1.2 million under certain circumstances, to negotiate for a superior transaction with a third party prior to the stockholder vote on the merger, to change its recommendation with respect to the merger if a superior offer is made and Trinity Ventures does not provide an offer considered equivalent or superior by the board, or to withdraw its recommendations of the merger to our stockholders.

•	Whether this was an appropriate time for SciQuest to pursue such a transaction, and whether the prospects of obtaining a higher price per share at some later time outweighed the risk of losing the offers being proposed.

•	The results of the market check conducted by TripleTree, and the absence of any offers that represented a higher price to our stockholders than that offered by Trinity Ventures. In particular, the special committee noted that the estimated per share merger consideration of $6.25 per share offered by Trinity Ventures exceeded the high-end of the range offered by Party B and that the offer by Trinity Ventures did not contain the significant conditions and uncertainties contained in Party B’s offer.

•	The rights of dissenting stockholders to seek appraisal of the value of their shares of common stock under Delaware law.

•	The procedural fairness of the process by which the merger agreement was negotiated. In this regard, the special committee noted, among other things:

•	that the special committee exercised exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and received advice from its own independent legal and financial advisors;

•	that extensive time and attention was devoted to the transaction by the members of the special committee;

•	the market check described above;

•	that the merger agreement resulted from active arm’s length negotiations; and

•	that these negotiations resulted in increases from the original offers of both Party A and Trinity Ventures.

After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. The special committee did not consider the net book value or liquidation value of SciQuest to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of SciQuest in light of its business and assets. The special committee considered the analysis performed by TripleTree to be an appropriate indication of the going concern value of SciQuest.

The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the special committee.

Position of the Board of Directors as to the Merger

Our board of directors consists of six persons, three of whom served on the special committee. At a meeting of the board of directors on April 10, 2004, the special committee, with its legal and financial advisors participating, reported to the entire board of directors on its negotiation of the merger agreement and evaluation of the terms of the merger. Based on the course of the special committee’s negotiations with Trinity Ventures, including the original aggregate offer price of $19.7 million and the subsequent increased offer of $25.25 million, its review of the merger agreement, the opinion of TripleTree, and the factors taken into account by the special committee in making its determination, the special committee advised the board of directors that in its opinion the merger is advisable, fair to and in the best interests of the SciQuest stockholders.

The board of directors considered the analysis performed by, and the conclusions and the recommendations of, the special committee. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered, including, but not limited to, TripleTree’s fairness opinion delivered to the board of directors. In its deliberations, the board of directors adopted the recommendation of the special committee based upon its view as to the reasonableness of the special committee’s analysis.

The board of directors believes that the merger and the merger agreement are substantively and procedurally fair to, and in the best interests of, the SciQuest stockholders for all of the reasons set forth above.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, acting in part upon the unanimous recommendation of the special committee and adopting the conclusions and analysis of the special committee, unanimously determined (with Mr. Wiehe abstaining due to his potential conflict of interests) that the merger is advisable, fair to and in the best interests of the SciQuest stockholders and has adopted the merger agreement. ACCORDINGLY THE BOARD OF DIRECTORS HAS RECOMMENDED THAT STOCKHOLDERS OF SCIQUEST VOTE FOR THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

The recommendation of the board of directors was made after consideration of all the material factors, as described above.

Opinion of Our Financial Advisor

As previously discussed, pursuant to an engagement letter dated January 28, 2004, we retained TripleTree to act as our financial advisor in connection with our evaluation of the merger proposal. On April 10, 2004, at a meeting of our board of directors, TripleTree delivered its oral opinion (subsequently confirmed in writing) that, as of that date, the consideration to be received by our stockholders pursuant to the terms of the merger agreement is fair, from a financial point of view, to our stockholders.

The full text of TripleTree’s written opinion, dated April 10, 2004, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by TripleTree in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read TripleTree’s opinion in its entirety. The summary of the TripleTree opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion and accompanying report, which is available for inspection and copying at our principal offices in Morrisville, North Carolina during regular business hours by any interested stockholder or to a representative of a stockholder who has been designated in writing. Additionally, if requested in writing by an interested stockholder, we will transmit a copy of the complete TripleTree opinion and accompanying report to such stockholder at their expense.

The TripleTree opinion was delivered to our board of directors for its consideration of the proposed merger and is not a recommendation to you as to whether the merger is in your best interest or as to whether you should vote for or against the merger.

Actions Taken by TripleTree in Connection with Issuing its Opinion.    In connection with its review of the proposed merger and the preparation of its opinion, TripleTree, among other things:

•	conducted a comprehensive process of soliciting interest from a broad set of potential strategic and financial buyers of SciQuest;

•	discussed with the special committee the level of interest received from potential financial and strategic buyers of SciQuest;

•	reviewed the terms of the merger agreement;

•	reviewed our historical financial statements including our most recent Form 10-K dated December 31, 2003 and Form 10-Q, dated September 30, 2003;

•	reviewed certain internal financial and operating information relating to SciQuest prepared and furnished to TripleTree by our management team;

•	participated in discussions with our management regarding operations, business strategy, current and projected financial performance and prospects of growth for SciQuest;

•	reviewed the trading history including recent closing prices and volume of shares traded for our common stock;

•	compared our financial performance with public companies we deemed to be comparable;

•	analyzed available information, both public and private, concerning other mergers and acquisitions we believed to be comparable in whole or in part to the merger;

•	discussed with Trinity Ventures their view of the strategic and financial rationale for the merger;

•	assisted in negotiations and discussions related to the merger among SciQuest, the special committee and their respective legal advisors; and

•	conducted other financial studies, analyses and investigations as TripleTree deemed appropriate for purposes of this opinion.

For the purposes of its opinion, TripleTree assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to TripleTree by us, our management and any other party. TripleTree has undertaken no duty or responsibility to verify independently any of such information. TripleTree has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of SciQuest. With respect to financial forecasts and other information and data regarding SciQuest provided to or otherwise reviewed by or discussed with TripleTree, TripleTree assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, and TripleTree relied upon our management to promptly advise it of any inaccuracies in information previously provided, or if any information previously provided became inaccurate or needed to be updated during the period of its review.

TripleTree’s opinion is based on market, economic, financial and other circumstances and conditions existing and disclosed to TripleTree as of the market close on April 8, 2004. Any material change in such circumstances and conditions would require a reevaluation of its opinion, which TripleTree has not been requested to undertake. TripleTree’s opinion did not address the relative merits of the merger as compared to any other business strategy considered by us in contemplation of the merger.

In rendering its opinion, TripleTree assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, TripleTree assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. TripleTree also assumed that any material governmental, regulatory or other consents and approvals necessary in connection with the merger will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which we are a party, as contemplated by the merger agreement, no restrictions will be imposed, or amendments, modifications or waivers made, that would have any material adverse effect on us. In its review and analysis and in arriving at its opinion, TripleTree assumed that the aggregate merger consideration would be $25.25 million, that the merger would be completed before September 30, 2004 and that our stockholders would receive approximately $6.25 per share in cash consideration, subject to potential adjustments based on the number of shares outstanding and subject to vested, in-the-money options at the effective time of the merger. The amount of consideration to be paid to our stockholders if the merger is consummated was not determined or recommended by TripleTree, but rather, was the result of arm’s length negotiations with Trinity Ventures.

Analysis Conducted by TripleTree.    In accordance with customary investment banking practice, TripleTree performed four separate and distinct analyses, all of which are generally accepted valuation methods, in order to form an opinion as to whether the cash consideration proposed to be paid to our stockholders is fair from a financial point of view. The analyses conducted were:

Public Company Comparable Analysis—In this analysis, TripleTree used operating and financial data and measures from publicly traded companies that it deemed comparable to SciQuest based on market focus, business model and size to imply an enterprise value for SciQuest. This range was then compared to the total transaction value of the merger.

Transaction Comparable Analysis—In this analysis, TripleTree compared the merger consideration to be paid to our stockholders to an implied enterprise value for SciQuest derived from data obtained from transactions it deemed comparable to the merger.

Transaction Premiums Paid Analysis—In this analysis, TripleTree compared the merger consideration to be paid to our stockholders to a range of prices per share derived from premiums paid for publicly announced transactions it deemed comparable to the merger.

Discounted Cash Flow Analysis—In this analysis, TripleTree used our management’s forecasts for the fiscal years 2004 through 2008 to determine the present value of SciQuest’s free cash flows and terminal value to derive an implied enterprise value based on the present value of the cash flows.

As a first step in ultimately determining the implied value of SciQuest in each of the Public Company Comparable Analysis and the Transaction Comparable Analysis described above, TripleTree calculated multiples of enterprise value for each of the comparable companies and transactions. For purposes of these analyses, TripleTree defined “enterprise value” for each company as its market capitalization plus its total debt less its cash and cash equivalents. TripleTree utilized public data for the trailing 12 months, for the comparable companies or transactions and calculated enterprise value as a multiple of each of the companies’ trailing 12 months revenue. Although TripleTree reviewed the multiples provided by other operating results, including earnings before interest, taxes, depreciation and amortization, referred to in this proxy statement as EBITDA, earnings before interest and taxes, referred to in this proxy statement as EBIT and net income of the comparable public companies, these multiples were not used in the analysis because SciQuest’ operating results were negative.

TripleTree utilized the revenue multiple because it is widely recognized and accepted as a valuation measure and also because SciQuest is not an EBITDA positive or a profitable company. Once TripleTree determined the ranges for the multiple, it applied the multiple to the corresponding financial data for SciQuest for the year ended December 31, 2003 in order to determine a range of implied enterprise values for SciQuest. From the implied enterprise value, TripleTree subtracted our net debt as of December 31, 2003 in order to arrive at the range of implied values per share for SciQuest, against which the estimated $6.25 per share cash consideration can be compared. TripleTree defined net debt as total debt minus cash and cash equivalents.

In performing its analyses, TripleTree made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of SciQuest. The analyses performed by TripleTree are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which business or securities might be sold.

It is important to note that no company used by TripleTree is directly comparable to SciQuest and no transaction used by TripleTree is directly comparable to the merger. Accordingly, a complete understanding of the results of the analysis cannot be limited to a quantitative review of such analysis. Rather, a full understanding of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors. TripleTree has concluded that all of the analyses, taken together and in their entirety, support TripleTree’s opinion. In addition, no single analysis should be considered conclusive as to the fairness of the proposed purchase price, but rather as one of several factors considered by TripleTree in forming its opinion.

Public Company Comparable Analysis.    TripleTree analyzed selected historical financial, operating and market data of SciQuest and other publicly traded companies that TripleTree deemed comparable to SciQuest based on market focus, business model and size. The purpose of this analysis is to use certain operating data of the comparable companies to derive an implied enterprise value of SciQuest against which the total value of the transaction may be compared. The companies used by TripleTree in this analysis were:

Supply Chain Software Companies:

Agile Software Corp.

Ariba, Inc.

Descartes Systems Group, Inc.

Eplus, Inc.

FreeMarkets, Inc.

Manugistics Group, Inc.

MRO Software, Inc.

QRS Corp.

Proprietary Hosted Software Companies:

Concur Technologies, Inc.

Neoforma, Inc.

Trizetto Group, Inc.

Digital Insight Corp.

TripleTree examined certain publicly available financial data of the publicly traded comparable companies. The following table summarizes the results of this analysis.

Sector	Enterprise Value/Trailing 12 Months Revenue	Enterprise Value/Trailing 12 Months EBITDA	Enterprise Value/EBITDA 12 month Run Rate
Supply Chain and Procurement
Mean	1.52x	18.08x	14.06x
Median	1.35x	12.90x	11.59x

Proprietary Hosted Applications
Mean	3.67x	29.83x	19.41x
Median	2.59x	13.88x	11.70x

TripleTree did not include enterprise value/net earnings multiples in its analysis due to the very low percentage of comparable companies that are profitable on a net earnings basis and the fact that SciQuest did not have net earnings against which to multiply the multiples.

TripleTree then multiplied the median enterprise value/trailing 12 months revenue multiples with SciQuest’s revenues for the trailing 12 months ended December 31, 2003 to determine an implied enterprise values for SciQuest of approximately $13.9 million, which may be compared to an implied enterprise value of $13.47 million represented by the total transaction value of $25.25 million. The implied enterprise value of $13.47 million represents the total transaction value adjusted for estimated second quarter 2004 cash and debt balances as they have been projected by SciQuest. Projected second quarter balance sheets were used as this is the anticipated last reporting period for SciQuest prior to the close of the merger.

Transaction Comparable Analysis.    TripleTree compared the proposed merger with 27 selected comparable merger and acquisition transactions. The purpose of this analysis is to use certain data from the comparable transactions to derive or imply an enterprise value of SciQuest against which the total value of the transaction may be compared. The sample was limited to transactions within the industry in which SciQuest participates and transactions for which information was publicly available. TripleTree utilized the following transactions for purposes of this analysis:

Sales of Supply Chain Software Companies:

Ariba, Inc. acquisition of FreeMarkets, Inc.

SSA Global Technologies, Inc. acquisition of EXE Technologies, Inc.

CDC Software Holdings, Inc. acquisition of Ross Systems, Inc.

Battery Ventures acquisition of Made2Manage Systems, Inc.

Electronics for Imaging, Inc. acquisition of Printcafe Software, Inc.

Sales of Software and Technology Service Companies:

Tailwind Capital Partners acquisition of Trover Solutions, Inc.

TZ Holdings, Inc. acquisition of T-Netix, Inc.

CDC Software Corp. acquisition of Pivotal Corp.

Terrapin Partners Holding Co. acquisition of OAO Technology Solutions, Inc.

CIBER, Inc. acquisition of SCB Computer Technology, Inc.

Ascential Software Corp. acquisition of Mercator Software, Inc.

Sage Group plc acquisition of Timberline Software Corp.

Liberty Partners acquisition of Edison Schools, Inc.

SAFLINK Corp. acquisition of SSP Solutions, Inc.

SHPS, Inc. acquisition of Landacorp, Inc.

Stellant, Inc. acquisition of Optika, Inc.

Cisco Systems, Inc. acquisition of Latitude Communications, Inc.

Quovadx, Inc. acquisition of Rogue Wave Software, Inc.

Symantec Corp. acquisition of ON Technology Corp.

Electronics For Imaging, Inc. acquisition of T/R Systems, Inc.

Secure Computing Corp. acquisition of N2H2, Inc.

Autonomy Corp. acquisition of Virage, Inc.

Snowbird Holdings, Inc. acquisition of Cysive, Inc.

General Atlantic Partners LLC acquisition of Atlantic Data Services, Inc.

Great Hill Partners LLC acquisition of IGN Entertainment, Inc.

CIBER, Inc. acquisition of AlphaNet Solutions, Inc.

Platinum Equity Partners acquisition of Tanning Technology Corp.

TripleTree examined certain publicly available financial data of the comparable transactions. The following table summarizes the results of this analysis:

Sector	Enterprise Value/Trailing 12 Months Revenue	Enterprise Value/Trailing 12 Months EBITDA	Enterprise Value/Trailing 12 Months Net Income
Supply Chain
Mean	1.03x	12.88x	15.22x
Median	0.87x	12.88x	15.22x

Software and Technology Services
Mean	0.56x	7.15x	20.70x
Median	1.03x	7.10x	15.93x

TripleTree then multiplied the median enterprise value/trailing 12 months revenue ratio for supply chain companies shown above by SciQuest’s revenues for the trailing 12 months ended December 31, 2003 and projected revenues for the 12 months ending December 31, 2004 to determine a range of implied enterprise values for SciQuest of $5.8 million to $8.0 million, which may be compared to an implied enterprise value of $13.47 million represented by the total transaction value of $25.25 million. The implied enterprise value of $13.47 million represents the total transaction value adjusted for estimated second quarter 2004 cash and debt balances as they have been projected by SciQuest. Projected second quarter balance sheets were used as this is the anticipated last reporting period for SciQuest prior to the close of the merger.

Transaction Premiums Paid Analysis.    TripleTree analyzed the premiums paid in publicly announced transactions announced between January 2003 and March 2004 that it deemed comparable to the proposed merger, which it limited to transactions having a value of less than $50 million. The purpose of this analysis is to use data relating to premiums paid in recent, comparable transactions in order to derive an implied price per share of SciQuest against which the estimated per share consideration may be compared.

TripleTree derived the high and low, as well as the mean and the median, premiums paid over the targets’ stock prices 30 trading days before the announcement date, five trading days before the announcement date, and one trading day before the announcement date from the available data. The results are shown in the following table:

	Spot Price Premiums			Average Price Premiums
	1 Day	5 Day	30 Day	5 Day	30 Day
Public-to-Public Transactions
Mean	36.39%	40.69%	72.16%	38.44%	52.10%
Median	30.10%	26.80%	41.10%	26.07%	38.32%

Public-to-Private Transactions
Mean	19.53%	23.55%	36.09%	20.76%	29.04%
Median	20.14%	26.52%	31.30%	21.05%	33.05%

TripleTree then applied the median premiums it derived from its analysis to SciQuest’s stock prices 30 trading days, five trading days, and one trading day prior to April 8, 2004, to determine implied values per share for SciQuest. April 8, 2004 was the last date that trading data was available prior to the delivery of TripleTree’s opinion. The following table shows the implied price per share of SciQuest resulting from this analysis:

	Spot Price Premiums			Average Price Premiums
	1 Day	5 Day	30 Day	5 Day	30 Day
Public-to-Public Transactions
Implied SciQuest Price Per Share	$5.24	$4.82	$5.46	$4.93	$5.42

Public-to-Private Transactions
Implied SciQuest Price Per Share	$4.84	$4.81	$5.08	$4.73	$5.22

TripleTree then compared these results to an assumed per share consideration of $6.25 proposed to be paid to our stockholders. The SciQuest premium statistics, as presented by TripleTree, are as follows:

SciQuest Trading Data	SciQuest Per Share Trading Data	Per Share Merger Consideration	Premium Paid
1-Day Spot	$4.03	$6.25	55.09%
5-Day Spot	$3.80	$6.25	64.47%
30-Day Spot	$3.87	$6.25	61.50%
5-Day Average	$3.91	$6.25	59.85%
30-Day Average	$3.92	$6.25	59.44%

Discounted Cash Flow Analysis.    TripleTree performed a discounted cash flow, referred to in this proxy statement as DCF, analysis to estimate the present value of the free cash flows projected to be generated by us over the next five years. The projections used in the DCF analysis for fiscal years 2004 through 2008 were prepared by our management. This range of exit multiples was derived from an analysis of multiples of the comparable transactions described earlier.

Additionally, discount rates ranging from 5% to 40% were selected to reflect the risk inherent in our business and our forecasts. Based on this analysis, TripleTree derived an implied enterprise value of $17.5 million, which may be compared to an implied enterprise value of $13.47 million represented by the total transaction value of $25.25 million. The implied enterprise value of $13.47 million represents the total transaction value adjusted for estimated second quarter 2004 cash and debt balances as they have been projected by SciQuest. Projected second quarter balance sheets were used as this is the anticipated last reporting period for SciQuest prior to the close of the merger.

DCF analysis is a widely used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily indicative of our actual present or future value or results, which may be significantly more or less favorable than suggested by such analysis. Given the speculative nature of the financial projections relied upon in the DCF analysis, TripleTree viewed this method as less meaningful than the other valuation techniques it used.

Summary.    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the opinion of TripleTree, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering TripleTree’s opinion. TripleTree did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, TripleTree considered the results of all such analyses and did not assign specific weights to particular analyses, although TripleTree put less emphasis on the DCF analysis for the reasons stated above. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The analyses performed by TripleTree, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of TripleTree’s analysis of the fairness, from a financial point of view, to our stockholders of the consideration to be paid by Trinity Ventures pursuant to the merger agreement. The opinion of TripleTree was one of many factors taken into consideration by our board in making its determination to approve the merger. SciQuest imposed no limitations on the scope of analyses performed, or opinion expressed, by TripleTree. The summary in this proxy statement of TripleTree’s opinion is qualified in its entirety by reference to the full text of TripleTree’s opinion. TripleTree does not, however, make any recommendation to our stockholders, or to any other person or entity, as to whether such stockholders should vote for or against the merger.

Pursuant to our engagement letter with TripleTree, we are obligated to pay TripleTree the following amounts:

•	$60,000 in retainer fees payable over six months;

•	upon consummation of the proposed merger, an amount equal to (i) 3.0% of the transaction value, less the retainer fees discussed above, if the transaction value is $20,000,000 or less, (ii) 5.0% of the transaction value, less the retainer fees discussed above, if the transaction value is greater than $20,000,000 but less than or equal to $25,000,000, or (iii) 6.0% of the transaction value, less the retainer fees discussed above, if the transaction value is greater than $25,000,000;

•	reimbursement for TripleTree’s out-of-pocket expenses, not to exceed $10,000 without our prior written consent; and

•	an additional fee of $150,000 because the special committee of our board requested from TripleTree an opinion as to the fairness, from a financial point of view, of the transaction.

Assuming that the proposed merger is completed, the aggregate amount of fees payable to TripleTree are expected to be $1,665,000. The amount of such fees will not impact the per share consideration to be received by our stockholders as a result of the merger.

As a condition of the engagement, we have also agreed to indemnify and hold harmless TripleTree, together with its officers, directors, employees and agents, and each person, if any, who controls TripleTree, from any and all liabilities or claims of any kind or nature, relating to or arising out of TripleTree’s engagement.

TripleTree is an investment banking firm that specializes in providing merger and acquisition and private placement services to IT services, software and healthcare companies. TripleTree was one of several investment banking firms that our CEO interviewed prior to recommending TripleTree to our board of directors. The board also met with a representative of TripleTree prior to deciding to retain this firm. See “The Merger—Background on the Merger” on page 15.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the approval and adoption of the merger agreement and approval of the merger, you should be aware that certain stockholders, officers and directors of SciQuest may have interests in the merger that are different from, or in addition to, your interests. Our board of directors was aware of these interests and considered the following matters, among others, in approving the merger:

•	Stephen Wiehe, our chief executive officer and a director, James Duke, our chief operating officer, and Suzanne Miglucci, our vice president of marketing and business development, have entered into agreements with us providing for payment of one year’s base salary if such officer’s employment with SciQuest is terminated by SciQuest without “cause” or by such officer for “good reason”, each as defined in the Change of Control Agreements, within 12 months following a change of control. The transactions contemplated by the merger agreement will constitute a change of control for these purposes.

•	The merger will constitute an “acquisition event” under our stock option plans and, except as discussed below, will result in accelerating the vesting of all outstanding options equal to the vesting that would otherwise take place in the twelve months after the acquisition event. Included among the holders of these options are Lloyd Segal, one of our directors, James Duke and Suzanne Miglucci. Options held by Mr. Wiehe provide for accelerated vesting equal to 50% of the unvested options held by Mr. Wiehe as of the consummation of an acquisition event. The merger will not constitute an acquisition event for purposes of the stock options granted to our directors on February 11, 2004.

•	Trinity has indicated its intent to retain our current management team of Stephen Wiehe, our chief executive officer, James Duke, our chief operating officer, and Suzanne Miglucci, our vice president of marketing and business development, in their current positions. As such, these officers have an interest in their continuing employment with SciQuest following completion of the merger.

•	Trinity has also indicated that it intends to establish a stock option plan that will provide for the issuance of up to 15% of SciQuest’s capital stock following the merger and that a portion of the options to be granted under this plan will be allocated to our management team. However, there are no current commitments or obligations on the part of Trinity to establish the plan or to grant our management team options under the plan. Our management team is not expected to have any equity interest in SciQuest following the merger other than options granted under the stock option plan.

•	From 1999 until February 9, 2004, Mr. Noel Fenton, one of several general partners of Trinity Ventures, served as a director of SciQuest. Mr. Fenton resigned from the board prior to Trinity Ventures making its acquisition offer. Accordingly, Mr. Fenton was not an affiliate of SciQuest at the time of the deliberations of the board or the special committee in connection with evaluating the acquisition offer by Trinity Ventures.

As a result, our directors and officers may have been more likely to vote to approve, and recommend the approval of the merger, than if they did not have these interests.

Effect on Common Stock

At the time of the merger, each share of our common stock will be canceled and extinguished and automatically converted into the right to receive from Trinity an amount estimated to be $6.25. The exact purchase price to be paid by Trinity at the effective time of the merger will be calculated by:

•	taking $25,250,000, then

•	dividing that total by the total number of shares of our common stock issued and outstanding at the effective time of the merger (other than treasury shares) and all shares of our common stock subject to outstanding in-the money options and warrants that are exercisable or vested at the effective time of the merger.

All shares of our common stock held in treasury will be cancelled with no attribution of the merger consideration to those shares. For more information on how the per share consideration may fluctuate depending on the closing date see “Questions About the Merger—How May the Price Per Share I Receive for My Common Stock Change Prior to Closing?” on page 2 and for more information on what to do with your stock certificates representing shares of our common stock see “The Merger—Procedure for Receiving Merger Consideration” on page 32.

Effect on Options and Warrants

The merger agreement sets forth in detail the manner in which the outstanding options and warrants of SciQuest will be treated at the effective time of the merger. All outstanding options to purchase shares of our common stock that have a per share exercise price of less than the per share consideration to be received by our stockholders in connection with the merger which are vested or would be exercisable or vested prior to, upon, or immediately after the merger will be entitled to an amount in cash equal to the excess of the per share consideration to be received by our stockholders in connection with the merger over the applicable per share exercise price of such options.

The following described options of SciQuest will not receive cash payments as described in the preceding paragraph and upon the effective time of the merger, will terminate:

•	all outstanding options to purchase shares of our common stock that are outstanding and unexercised (whether or not the shares are vested and exercisable as of the merger date) with an exercise price per share equal to or in excess of the per share consideration to be received by our stockholders in connection with the merger, and

•	all outstanding options to purchase shares of our common stock that have a per share exercise price of less than the per share consideration to be received by our stockholders in connection with the merger and that are not vested or would not be exercisable or vested prior to, upon, or immediately after the merger.

With respect to outstanding warrants to purchase shares of our common stock, each outstanding and unexercised warrant to purchase shares of common stock, whether or not exercisable or vested as of the effective date of the merger, shall be cancelled or, if not cancelled, assumed by the surviving corporation. The holder of any warrant which has an exercise price that is less than the per share consideration to be received by our stockholders in connection with the merger shall be entitled to receive, on a per share basis, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the per share consideration over the applicable exercise price of such warrant.

Procedure for Receiving Merger Consideration

Promptly after the merger is completed, each holder of shares of our common stock outstanding immediately prior to the effective time of the merger will receive a letter of transmittal and instructions to exchange common stock certificates for payment of the merger consideration. Upon your surrender of a stock certificate or stock certificates and a properly signed letter of transmittal to the exchange agent, you will be entitled to receive the merger consideration for the number of shares you surrender.

Effective Time of the Merger and Anticipated Date of the Merger

The merger will become effective at the date and time that the parties file a certificate of merger with the Secretary of State of the State of Delaware, or if another date and time is specified in such filing, such specified date and time. Assuming stockholders vote a majority of the outstanding shares of our common stock in favor of approval and adoption of the merger agreement and the merger, and all of the other conditions to closing set forth in the merger agreement are satisfied or waived, we expect to complete the merger as soon as practicable after the special meeting.

United States Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, Non-U.S. Holders (as defined below), financial institutions, insurance companies, broker-dealers, holders who hold shares of our common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of our common stock and one or more investments, holders with a “functional currency” (as defined in the Internal Revenue Code) other than the U.S. dollar, and persons who acquired our shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation, and this discussion does not address the tax consequences to holders of our shares who exercise appraisal rights under Delaware law. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below.

For purposes of this discussion, a “U.S. Holder” means a holder that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control and certain other trusts considered U.S. Holders for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a holder other than a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) or a corporation taxed under Subchapter S of the Internal Revenue Code (an “S Corporation”) is a beneficial owner of our shares, then the tax treatment of a partner in that partnership or a shareholder in that corporation will generally depend on the status of the partner or shareholder, and the activities of the partnership or corporation. Holders of our shares that are partnerships or S corporations and partners or shareholders in these partnerships or corporations are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our shares in the merger.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

The receipt of cash in exchange for shares of our common stock will be a taxable transaction for U.S. federal income tax purposes. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of the cash received by the U.S. Holder in the merger and the U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Any gain or loss will be long-term capital gain or loss if such shares are a capital asset in the hands of such U.S. Holder and such U.S. Holder held the shares of our common stock for more than one year.

U.S. federal income tax laws require that a holder of our shares provide the exchange agent with his or her correct taxpayer identification number, which is, in the case of a U.S. Holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number (and certification that a holder is not subject to backup withholding) or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, if the required information is furnished to the Internal Revenue Service.

Accounting Treatment

The merger will be treated as a purchase for accounting and financial reporting purposes under generally accepted accounting principles, which means that SciQuest will be treated as a separate entity for periods prior to the closing of the merger, and thereafter as a wholly owned subsidiary of Trinity.

Regulatory Approvals

Other than the filing of proxy materials with the SEC, no federal or state regulatory requirements or approvals are necessary in connection with the merger.

Expenses of the Merger

Each of Trinity and SciQuest will bear its own expenses with respect to the merger and the merger agreement, except that SciQuest may be required to reimburse Trinity for its expenses if the merger agreement is terminated under certain circumstances. See “The Merger Agreement—Termination Fee” on page 47. If the merger is completed, no expenses borne by SciQuest will serve to reduce the per share consideration to be received by our stockholders as a result of the merger.

Appraisal Rights

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex B. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights.

If the merger is completed, holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262, including:

•	filing a written demand for appraisal of shares with SciQuest before the vote is taken at the special meeting to be held on July 15, 2004;

•	this written demand for appraisal of shares must be in addition to and separate from a vote against the merger;

•	not voting “for” the adoption of the merger agreement; and

•	because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver his, her or its written demand to: SciQuest Inc., P.O. Box 12156, Research Triangle Park, NC 27709; Attention: Secretary. The written demand for appraisal should specify:

•	the stockholder’s name and mailing address, and

•	that the stockholder is thereby demanding appraisal of his or her SciQuest common stock.

Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. SciQuest, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’ request is received by SciQuest or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either SciQuest or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the SciQuest shares of stockholders entitled to appraisal rights. SciQuest has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon SciQuest, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by SciQuest. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any SciQuest stockholder to comply fully with the procedures described above and set forth in Annex B to this proxy statement may result in termination of such stockholder’s appraisal rights.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified in its entirety by reference to the complete copy of the merger agreement attached as Annex A to this proxy statement and incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

Conditions to Consummation of the Merger

Trinity and SciQuest.    Trinity’s and SciQuest’s obligations to effect the merger are subject to the satisfaction or waiver of various conditions, including the following:

•	the holders of a majority of the outstanding shares of SciQuest common stock must have voted in favor of adopting the merger agreement;

•	no stop order or similar proceeding in respect of the proxy statement is initiated or threatened by the SEC; and

•	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the completion of the merger is in effect.

SciQuest.    The obligations of SciQuest to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by SciQuest:

•	the representations and warranties of Trinity and Trinity Acquisition Corp. set forth in the merger agreement must be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality or knowledge, which statements shall be true and correct in all respects without giving effect to either of such a qualified standard) as of the date of the merger agreement and as of the date of the closing of the merger;

•	Trinity and Trinity Acquisition Corp. must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect on Trinity has occurred since the date of the merger agreement; and

•	Trinity and Trinity Acquisition Corp. must have obtained certain consents, waivers, approvals and orders of governmental entities or third parties required in connection with the transactions contemplated by the merger agreement, the failure of which to be obtained would adversely affect the ability of Trinity and Trinity Acquisition Corp. to consummate the merger.

Trinity.    The obligations of Trinity to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Trinity:

•	the representations and warranties of SciQuest set forth in the merger agreement must be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality or knowledge, which statements shall be true and correct in all respects without giving effect to either of such a qualified standard) as of the date of the merger agreement and as of the date of the closing of the merger;

•	SciQuest must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

•	no material adverse effect on SciQuest has occurred since the date of the merger agreement;

•	Trinity must have received the written legal opinion of Morris, Manning & Martin, LLP, legal counsel to SciQuest, or another counsel reasonably satisfactory to Trinity, dated as of the closing of the merger agreement;

•	SciQuest must have obtained certain consents, waivers, approvals and orders of governmental entities or third parties required in connection with the transactions contemplated by the merger agreement, except for those the failure of which to be obtained are not reasonably likely to have a material adverse effect on SciQuest;

•	Trinity must have received written resignations from each of SciQuest’s directors;

•	Trinity must have received a good standing certificate issued by the Secretary of State of the State of Delaware certifying that SciQuest is in good standing; and

•	Unless otherwise requested by Trinity, Trinity must have received from SciQuest evidence that SciQuest’s Employee Stock Purchase Plan has been terminated pursuant to resolutions of SciQuest’s board of directors, effective as of the day immediately preceding the closing of the merger, and that all outstanding offering periods thereunder have been terminated prior to the closing of the merger.

In addition, Trinity will be obligated to effect the merger only if there is no instituted or pending claim, suit, action or proceeding by any governmental entity:

•	seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Trinity or any of its subsidiaries of all or any portion of the business of SciQuest or any of its subsidiaries or of Trinity or any of its subsidiaries or to compel Trinity or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of SciQuest or any of its subsidiaries or of Trinity or any of its subsidiaries;

•	seeking to impose or confirm limitations or regulations on the ability of Trinity or any of its subsidiaries effectively to exercise full rights of ownership of the shares of SciQuest common stock (or shares of the surviving corporation of the merger) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct SciQuest’s business; or

•	seeking to require divestiture by Trinity or any of its subsidiaries of any of SciQuest’s assets or shares.

Exchange Procedures

Trinity has agreed to select an institution reasonably acceptable to SciQuest to act as the paying agent for the purpose of exchanging certificates representing shares of SciQuest common stock for the cash consideration. Trinity will deposit with the paying agent funds sufficient to pay the aggregate merger consideration to the SciQuest stockholders.

As soon as practicable after the consummation of the merger, the paying agent will mail to each former holder of record of SciQuest common stock a letter of transmittal and instructions on how to exchange stock certificates for the cash merger consideration.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your SciQuest stock certificates with the enclosed proxy card. If your shares of SciQuest common stock are held through a broker, your broker will surrender your shares for cancellation. After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the exchange agent, the paying agent will mail a check to you. The stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of our common stock, and stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the cash merger consideration. If payment is to be made to a person other than the registered holder of the shares of SciQuest common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the paying agent’s satisfaction that such tax has been paid or is not payable.

If your SciQuest stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by Trinity, posting a bond as indemnity against any claim with respect to the certificates, the paying agent will issue the cash consideration in exchange for your lost, stolen, or destroyed stock certificates.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar matters with respect to each of SciQuest, Trinity and Trinity Acquisition Corp.;

•	SciQuest’s subsidiaries;

•	SciQuest’s capital structure;

•	SciQuest’s obligations with respect to capital stock;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to the merger agreement and related matters with respect to each of SciQuest, Trinity and Trinity Acquisition Corp.;

•	documents SciQuest has filed with the SEC, the accuracy of the financial statements and other information contained in such documents, and the absence of undisclosed liabilities by SciQuest;

•	absence of any written complaint, allegation, assertion or claim that SciQuest has engaged in questionable accounting or auditing practices;

•	absence of material adverse effects, dividends, stock splits, combinations or reclassifications of capital stock, changes in SciQuest’s standard price list, impairment of intellectual property rights, disclosure of trade secrets or intellectual property rights not theretofore a matter of public knowledge, material changes to SciQuest’s rights to use intellectual property rights licensed from third parties, liability incurred for the obligations of any individual or entity other than those of SciQuest, making of loans, changes in financial or tax accounting methods, tax elections or revaluations of assets, cancellations of debt or sale of assets, terminations of or receipt of written notice of any intention to cancel material contracts, certain employee-related events, in each case since December 31, 2003;

•	tax matters with respect to SciQuest;

•	title to SciQuest’s material properties and assets and rights to leasehold interests;

•	SciQuest’s intellectual property;

•	SciQuest’s compliance with applicable laws and permits;

•	outstanding and pending litigation that would have a material adverse effect on SciQuest or that would prevent Trinity or Trinity Acquisition Corp. from consummating the transaction;

•	matters relating to SciQuest’s employee benefits plans;

•	environmental matters relating to SciQuest;

•	certain agreements entered into by SciQuest, including employment contracts, consulting contracts, stock plans, instruments evidencing indebtedness, contracts containing covenants limiting SciQuest’s freedom to compete in any line of business, contracts relating to the disposition or acquisition of assets, licensing agreements, contracts with affiliates, contracts providing for a certain level of capital expenditures and other material contracts;

•	SciQuest’s customer contracts;

•	SciQuest’s engagement of, and payment of fees to, brokers, investment bankers and financial advisors, in connection with the merger agreement and the merger;

•	SciQuest’s insurance policies;

•	accuracy of information supplied by SciQuest and Trinity in connection with this proxy statement;

•	SciQuest’s board of directors’ approval of the transaction;

•	labor matters with respect to SciQuest;

•	transactions with affiliates of SciQuest;

•	the receipt of a fairness opinion by SciQuest’s financial advisor, TripleTree; and

•	matters relating to Trinity Acquisition Corp.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, SciQuest has agreed that, except as permitted or contemplated by the merger agreement or as consented to by Trinity in writing, during the period from the date of the merger agreement to the completion of the merger, SciQuest will (1) carry on its business in the ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable material laws and regulations, (2) pay its debts and taxes when due and pay or perform other material obligations when due (subject to good faith disputes over such debts, taxes or obligations) and (3) use all commercially reasonable efforts consistent with past practice to:

•	preserve intact its business organization;

•	keep available the services of its present executive officers and SciQuest employees; and

•	preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

In addition, SciQuest has agreed that, among other things and subject to limited exceptions, SciQuest may not, without Trinity’s written consent:

•	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except as contemplated under the merger agreement;

•	grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Trinity, or adopt any new severance plan or policies;

•	(1) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to SciQuest’s intellectual property rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice; (2) disclose to any person other than SciQuest employees and representatives of Trinity any material trade secret except in the ordinary course of business consistent with past practices; (3) transfer, modify or terminate any agreement pursuant to which SciQuest has licensed intellectual property rights from any person except in the ordinary course of business consistent with past practices and which would be immaterial to the business of SciQuest; and (4) disclose any material source code to any third party except in the ordinary course of business consistent with past practices;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date of the merger agreement;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than issuance, delivery and sale of shares of SciQuest common stock pursuant to the exercise of SciQuest stock options;

•	cause, permit or propose any amendments to SciQuest’s certificate of incorporation, bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of SciQuest;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of SciQuest other than in the ordinary course of business consistent with past practices;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SciQuest, enter into any “keep well” or other contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than borrowing under SciQuest’s line of credit up to an aggregate of $3.5 million in the ordinary course of business consistent with past practices;

•	increase salary, bonuses, other compensation and benefits; pay any special bonus or remuneration to any employee; enter into any employment contract or collective bargaining agreement; make any loan or provide any advance to any employee; adopt or amend any benefit or compensation plans or make other changes to agreements, plans and arrangements relating to the compensation and employment terms and conditions of employees; change any existing borrowing or lending arrangements for or on behalf of any employees; pay or make any accrual or arrangement for payment of any employee benefit pursuant to any existing plan, agreement or arrangement or any amount relating to unused vacation days, except those made in the ordinary course of business consistent with past practices; offer, grant or issue any stock options or accelerate, amend or change the period of vesting or exercisability of options or restricted stock or reprice options granted under any plan; hire or terminate any officer (other than terminations for cause) or encourage any officer or employee to resign, or increase the number of employees in the net aggregate by more than eight;

•	make any capital expenditures in excess of amounts allocated for capital expenditures in SciQuest’s 2004 operating budget approved by its board of directors;

•	revalue any of its assets or, except as required by United States Generally Accepted Accounting Principles (“GAAP”), make any change in accounting methods, principles or practices;

•	permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee unless such policy is replaced by a policy with comparable coverage;

•

(1) materially modify, amend or terminate contracts required to be disclosed in the disclosure letter to the merger agreement or filed with the SEC, (2) waive, release or assign any material rights on claims under contracts required to be disclosed in the disclosure letter to the merger agreement or filed with the SEC that are material to the business of SciQuest and its subsidiaries, taken as a whole, (3) enter into any material commitment or transaction including entering into any material purchase, sale or lease of assets or real estate, (4) enter into any material strategic alliance, material joint development or joint marketing agreement, other than in the ordinary course of business consistent with past practices, or (5) enter into any agreement pursuant to which Trinity or the surviving corporation or any of their respective subsidiaries, or SciQuest or any subsidiary will be subject to any material exclusivity, non-compete or other similar restriction on their respective businesses following the closing of the merger;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	(1) except as required by GAAP or the SEC, make any material change in accounting methods, principles or practices, (2) make any tax election or change any tax election already made, adopt any tax accounting method, except for such changes required by applicable law, rule or regulation, change any tax accounting method, except for such changes required by applicable law, rule or regulation, enter into any closing agreement or settle any claim or assessment relating to taxes other than settlements or assessments the result of which would not be material to SciQuest and its subsidiaries, taken as a whole, or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment, (3) file the 2003 United States federal income tax return for the taxable year ending December 31, 2003 without Trinity’s review and consent, which shall not be unreasonably withheld, or (4) except as required by GAAP or the SEC, revalue any of its assets other than in the ordinary course of business consistent with past practices;

•	pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than (1) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, (2) the settlement of claims that do not require a monetary payment or restrictions on SciQuest’s business or (3) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

•	(1) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger with Trinity) other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations or other reorganizations of SciQuest’s subsidiaries that would not have a material effect on the business of SciQuest and its subsidiaries, taken as a whole, (2) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to SciQuest and its subsidiaries, taken as a whole, or (3) sell, transfer, lease, mortgage, pledge, license, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to SciQuest and its subsidiaries, taken as a whole;

•	take any action that would or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, or would make any representation or warranty of SciQuest contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the consummation of the merger, or that would impair the ability of SciQuest to consummate the merger in accordance with the terms hereof or materially delay such consummation;

•	(1) commence any litigation (except actions commenced in the ordinary course of business against third parties) or (2) except in the ordinary course of business consistent with past practices or as required by law, seek a judicial order or decree or settle any litigation, it being understood that any settlement of litigation involving the payment by SciQuest or any of its subsidiaries of an amount in excess of $100,000 is not in the ordinary course of business; or

•	agree in writing or otherwise commit or negotiate to take any of the actions described in any of the above.

SciQuest has agreed to promptly notify Trinity of any material event involving its business, operations or financial condition.

Material Adverse Effect

Several of SciQuest’s representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on SciQuest. Furthermore, (a) no material adverse effect on SciQuest must have occurred between the signing of the merger agreement and the consummation of the merger and (b) a condition to Trinity being obligated to consummate the merger is that the representations and warranties of SciQuest must generally be true and correct in all material respects. The merger agreement provides that a “material adverse effect” means, when used in connection with SciQuest, any effect or change that would be materially adverse to the business, operations, properties, condition (financial or otherwise) or prospects of SciQuest taken as a whole, or on the ability of either SciQuest or Trinity to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a material adverse effect: (a) any adverse change, event, development, or effect to the extent arising from (1) changes in general business or economic conditions occurring after the date of the merger agreement, including such conditions related to the business of SciQuest but not unique for SciQuest, (2) changes in national or international political or social conditions occurring after the date of the merger agreement, including engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) any disruption in the financial, banking, or securities markets, (4) changes in United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by the merger agreement and the other agreements contemplated hereby, or (b) any adverse change in or effect on the business of SciQuest that is cured by SciQuest or its stockholders before the earlier of (1) the closing of the merger or (2) September 30, 2004.

No Solicitation

We have agreed that, from April 10, 2004 until either the merger is completed or the merger agreement is terminated, neither we nor any of our directors, officers, or any of our investment bankers, attorneys or accountants will, and that we will not authorize or knowingly permit any of our employees or any other agents and representatives to, directly or indirectly:

•	solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of, any acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

•	engage or participate in discussions with any person with respect to any acquisition proposal, except to decline to engage or participate in such discussions by referring to the existence of these provisions;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby.

The merger agreement provides that after receipt of any acquisition proposal or any request for information or inquiry that we reasonably believe could lead to an acquisition proposal, SciQuest must, as promptly as practicable (and, in any event, within 24 hours), provide Trinity with oral and written notice of the material terms and conditions of such acquisition proposal, request or inquiry, and the identity of the person or group making any such acquisition proposal, request or inquiry and a copy of all written materials provided in connection with such acquisition proposal, request or inquiry, and must provide updated information with respect to such proposal.

The merger agreement provides that our board of directors may, in response to an unsolicited, bona fide written acquisition proposal that our board of directors determines in good faith constitutes or is reasonably likely to lead to a superior proposal and did not otherwise result from a breach of the no solicitation provisions of the merger agreement, and subject to compliance with the provisions of the merger agreement, including notice to Trinity and execution of a confidentiality agreement with the party making the offer (but only if and to the extent that our board of directors concludes in good faith, following consultation with its outside legal counsel, that the failure to do so would result in a breach of its fiduciary obligations under applicable law):

•	furnish information to the third party making such acquisition proposal in compliance with the provisions of the merger agreement; and

•	engage in discussions or negotiations with the third party with respect to the acquisition proposal in compliance with the provisions of the merger agreement.

The merger agreement provides that the term “acquisition proposal” means any offer or proposal, relating to or involving:

•	any acquisition or purchase from SciQuest by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of SciQuest or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of SciQuest or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving SciQuest pursuant to which the stockholders of SciQuest immediately preceding such transaction hold less than 85% of the equity interests in the surviving entity of such transaction;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of SciQuest; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of SciQuest.

The merger agreement provides that the SciQuest board of directors may withhold, withdraw, amend or modify its recommendation of the merger and may, in the case of a superior proposal that is a tender or exchange offer made directly to its stockholders, recommend such tender or exchange offer instead of the merger if the following conditions are complied with:

•	SciQuest has provided Trinity with at least two business days prior notice of any meeting of SciQuest’s board of directors at which the board of directors is reasonably expected to consider any acquisition proposal to determine whether such acquisition proposal is a superior proposal;

•	SciQuest’s board of directors determines, in good faith, that the acquisition proposal constitutes a superior proposal and such superior proposal has been made and has not been withdrawn;

•	the special meeting of SciQuest’s stockholders has not occurred;

•	SciQuest has delivered a written notice to Trinity (i) indicating that it has received a superior proposal and will withhold, withdraw, amend or modify its recommendation for the merger, (ii) specifying all of the material terms and conditions of such superior proposal and (iii) identifying the person, entity or group making such superior proposal;

•	SciQuest has delivered to Trinity a copy of all written materials delivered to the person or group making the superior proposal, and made available to Trinity all materials and information made available to the person or group making the superior proposal, together with a complete list identifying all such materials and information;

•	Trinity shall not have, within four business days of Trinity’s receipt of notice of the superior proposal, made an offer that SciQuest’s board of directors determines in its good faith judgment (after consultation with a reputable financial advisor) to be at least as favorable to SciQuest’s stockholders as such superior proposal, and SciQuest’s board of directors will not withhold, withdraw, amend or modify its recommendation to SciQuest’s stockholders in favor of approval and adoption of the merger agreement and approval of the merger for four business days after receipt by Trinity of notice of the superior proposal;

•	SciQuest’s board of directors has concluded in good faith that, in light of the superior proposal, the failure to effect a change of recommendation would result in a breach of SciQuest’s board of directors’ fiduciary obligations to its stockholders under applicable law; and

•	SciQuest has not breached any of the non-solicitation provisions contained in the merger agreement or its obligations to convene a stockholders meeting to consider the merger.

The merger agreement provides that the term “superior proposal,” with respect to SciQuest, means a bona fide binding written offer that has not been solicited by SciQuest following the date of the merger agreement and is made by a person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or in excess of 60% of the assets of SciQuest or in excess of 60% of the outstanding voting securities of SciQuest, and as a result of which, the stockholders of SciQuest immediately preceding such transaction would cease to hold at least 40% of the equity securities in the surviving entity of such transaction, or any direct or indirect parent or subsidiary thereof, on terms that SciQuest’s board of directors has in good faith concluded (following consultation with its outside financial advisers), to (1) be more favorable from a financial point of view to our stockholders (in their capacities as stockholders) than the terms of the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement) and the person making the offer, and (2) be reasonably capable of being consummated, provided, however, that any such offer shall not be deemed to be a superior proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to the parties’ obligations to consummate the transaction that is the subject of the superior proposal.

The merger agreement provides that regardless of any change in recommendation or acquisition proposals received, SciQuest is required to submit the merger proposal to the stockholders at the special meeting to vote on approval and adoption of the merger agreement and approval of the merger unless the merger agreement is terminated as described below.

Termination

Trinity and SciQuest can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of each of the Trinity and SciQuest boards of directors.

•	by Trinity or SciQuest if:

—	the merger has not been consummated by September 30, 2004; provided, however, that the right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

—	a governmental entity has issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable; or

—	the required approval of the stockholders of SciQuest contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at a meeting of the SciQuest stockholders duly convened or at any adjournment of such meeting; provided, however, that the right to terminate the merger agreement is not available to SciQuest where the failure to obtain SciQuest stockholder approval shall have been caused by the action or failure to act of SciQuest and such action or failure to act constitutes a breach by SciQuest of the merger agreement.

•	by SciQuest, either upon a breach of any representation, warranty, covenant or agreement on the part of Trinity set forth in the merger agreement, or if any representation or warranty of Trinity shall have become untrue, which breach (1) would give rise to the failure of any of the conditions to the merger related to truth and accuracy of Trinity’s representations and warranties or performance of Trinity’s obligations under the merger agreement and (2) has not been, or is incapable of being, cured within 20 calendar days after written notice of such breach.

•	by Trinity, if:

—	a material adverse effect on SciQuest has occurred since the date of the merger agreement that has not been, or is incapable of being, cured within 20 calendar days after written notice of such material adverse effect;

—	there is a breach of any representation, warranty, covenant or agreement on the part of SciQuest set forth in the merger agreement, or if any representation or warranty of SciQuest shall have become untrue, which breach (1) would give rise to the failure of any of the conditions to the merger related to truth and accuracy of SciQuest’s representations and warranties or performance of SciQuest’s obligations under the merger agreement and (2) has not been, or is incapable of being, cured within 20 calendar days after written notice of such breach;

—	a governmental entity has issued a final and nonappealable order, decree or ruling (i) prohibiting, regulating or interfering with the ownership or operation by Trinity or any of its subsidiaries of all or any portion of the business of SciQuest or any of its subsidiaries or of Trinity or any of its subsidiaries, (ii) compelling Trinity or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of SciQuest or any of its subsidiaries or of Trinity or any of its subsidiaries, (iii) imposing limitations on the ability of Trinity or any of its subsidiaries effectively to exercise full rights of ownership of the shares of SciQuest common stock including the right to vote any such shares on any matters properly presented to stockholders or freely conduct SciQuest’s business or (iv) requiring divestiture by Trinity or any of its subsidiaries of any such assets or shares;

—	(i) the operation of the business of SciQuest, or any product or service of SciQuest, or any intellectual property asset of SciQuest, infringes or misappropriates any intellectual property right of any other person, (ii) there shall arise a pending or threatened claim or litigation, or a legitimate basis for any such claim, contesting the validity, ownership or right of SciQuest in any intellectual property asset of SciQuest, (iii) SciQuest has received any written notice asserting that any intellectual property asset used by SciQuest or the proposed use, sale, license or disposition thereof, or any conduct or product of SciQuest, conflicts, or will conflict with, any intellectual property right of any other person, or develops any legitimate basis for such assertion, (iv) a reasonable person would believe that the products of SciQuest that have, are or are expected to be sold, distributed or licensed by Trinity or any software of SciQuest used to provide hosted services by SciQuest include any open source code or are subject to any open source license or other requirement that would require SciQuest to make available, license or distribute source code, or any part thereof, for such products or hosted services of SciQuest; provided, however, that SciQuest agrees that the occurrence of any of the foregoing events shall be deemed incurable; or

—	a triggering event has occurred.

For the purposes of the merger agreement, a “triggering event” is deemed to have occurred if:

•	SciQuest’s board of directors or any board committee has for any reason effected a change of recommendation with respect to the merger;

•	SciQuest has failed to include in this proxy statement the recommendation of its board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

•	SciQuest’s board of directors fails to reaffirm (publicly, if so requested by Trinity) its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within 10 business days after Trinity requests in writing that such recommendation be reaffirmed;

•	SciQuest’s board of directors or any board committee has approved or recommended any acquisition proposal;

•	SciQuest has entered into any non-binding letter of intent, memorandum of understanding, term sheet or contract with respect to any acquisition proposal;

•	a tender or exchange offer relating to SciQuest securities has been commenced by a person unaffiliated with Trinity, and SciQuest has not sent to its securityholders, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that SciQuest recommends rejection of such tender or exchange offer; or

•	SciQuest has breached in any material respect its obligations under the no solicitation sections of the merger agreement or the sections relating to convening a stockholder meeting and the recommendation of its board of directors.

Commercially Reasonable Efforts

Except as otherwise limited by the terms of the merger agreement, SciQuest and Trinity have each agreed to use its commercially reasonable efforts to take actions necessary, proper or advisable to complete the merger, including:

•	causing certain conditions precedent to the merger to be satisfied;

•	obtaining all necessary consents, approvals, or waivers from third parties; and

•	the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Termination Fee

The merger agreement requires that we pay Trinity a termination fee of $1,200,000 if, among other things:

•	(1) a bona fide acquisition proposal relating to an acquisition has been publicly proposed by any person (other than Trinity), (2) the merger agreement is thereafter, terminated because the merger has not been consummated by September 30, 2004, or our stockholders fail to approve the merger proposal at the special meeting, or we breach our representations, warranties or covenants in the merger agreement, or a materially adverse effect on SciQuest has occurred, and (3) within 12 months following the termination of the merger agreement, SciQuest enters into an agreement providing for, or completes, an acquisition by a third party; or

•	the merger agreement is terminated by Trinity because our board of directors or any of its committees makes a change of recommendation or any other triggering event set forth in the merger agreement occurs.

For purposes of the termination fee provisions of the merger agreement, an “acquisition” means any of the following transactions (other than the transactions contemplated by the merger agreement):

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving SciQuest pursuant to which the stockholders of SciQuest immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction;

•	a sale or other disposition by SciQuest of assets representing in excess of 40% of the aggregate fair market value of SciQuest’s business immediately prior to such sale; or

•	the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by SciQuest), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of SciQuest.

Expenses

The merger agreement provides generally that regardless of whether the merger is consummated, all expenses incurred by the parties will be borne by the party incurring such expenses. However, if:

•	the merger agreement is terminated because the merger is not completed by September 30, 2004, the requisite stockholder approval is not obtained, a material breach of a representation, warranty, covenant or agreement by SciQuest occurs or a material adverse effect with respect to SciQuest occurs; and

•	the termination fee described above is not required to be paid,

then SciQuest will be required to reimburse Trinity for its reasonable out of pocket expenses incurred in connection with the merger.

Amendment, Extension and Waiver

The merger agreement may be amended in writing signed by all of the parties, by action taken or authorized by their respective boards of directors, at any time, before or after stockholder approval has been obtained.

At any time prior to the consummation of the merger, any party hereto may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under the merger agreement will not constitute a waiver of such right.

SciQuest Certificate of Incorporation

As of the consummation of the merger, SciQuest’s certificate of incorporation will be amended and restated to be identical to the certificate of incorporation of Trinity Acquisition Corp.

SciQuest Bylaws

As of the consummation of the merger, the bylaws of SciQuest will be amended and restated to be identical to the bylaws of Trinity Acquisition Corp.

Our board of directors recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and approve the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2004 by:

•	all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock;

•	each director;

•	each executive officers; and

•	all executive officers and directors as a group.

For purposes of calculating the percentage beneficially owned, the number of shares of our common stock deemed outstanding as of March 31, 2004 is 3,747,152. Options that are exercisable within 60 days of March 31, 2004 are deemed to be outstanding and to be beneficially owned by the stockholder holding the options for the purpose of computing that stockholder’s percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named on this table have sole voting and investment control with respect to all shares beneficially owned.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owners (1)	Number of Shares of Common Stock		Percentage of Class
M. Scott Andrews	81,548	(2)	2.2%
Stephen J. Wiehe	137,796	(3)	3.6%
James B. Duke	32,371	(4)	*
Lloyd M. Segal	10,288	(5)(6)	*
Kerry S. May	6,597	(7)	*
H. Alexander Holmes	4,890	(8)(9)	*
Louis M. Sherwood, M.D.	5,778	(10)	*
Daniel F. Gillis	0		*
All executive officers and directors as a group (8 persons)	279,268	(11)	7.1%

*	Less than 1% of the outstanding common stock
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Includes 18,229 shares owned by Andrews Properties of Wake County LLC, with respect to which Mr. Andrews may be deemed a beneficial owner.
(3)	Includes 127,848 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(4)	Includes 24,791 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(5)	Includes 400 shares owned by Timera Capital, Inc. Mr. Segal is an officer and shareholder of this entity and may be deemed to be a beneficial owner of these shares. Mr. Segal disclaims beneficial ownership of these shares.
(6)	Includes 8,888 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(7)	Consists of 6,597 shares subject to options that are currently exercisable within 60 days.
(8)	Consists of shares held by Mr. Holmes’ spouse, with respect to which Mr. Holmes may be deemed a beneficial owner.
(9)	Includes 2,223 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(10)	Includes 4,445 shares subject to options that are currently exercisable or that are exercisable within 60 days.
(11)	Includes 174,792 shares subject to options that are currently exercisable or that are exercisable within 60 days.

MARKET PRICE DAT A

Our common stock trades under the symbol “SQST”. Through October 10, 2002, our common stock was listed on the Nasdaq National Market. On October 11, 2002, we transferred the listing of our common stock to the Nasdaq SmallCap Market. In order to satisfy Nasdaq’s minimum listing maintenance requirements for both the Nasdaq National Market and the Nasdaq SmallCap Market, we effected a one-for-seven and one-half (7 ½) reverse stock split on May 20, 2003. On July 21, 2003, we transferred the listing of our common stock to the Nasdaq National Market. The prices per share reflected in the table below have been adjusted to reflect the reverse stock split and represents the range of low and high closing sale prices for our common stock for the years ended December 31, 2002 and 2003 as reported by the Nasdaq National Market and the Nasdaq SmallCap Market, as applicable, for the quarters indicated:

	2002		2003		2004
Quarter Ended	High Price	Low Price	High Price	Low Price	High Price	Low Price
March 31	$16.20	$10.50	$5.55	$3.30	$4.53	$3.50
June 30	$14.70	$4.95	$4.88	$3.60	$6.08	$3.80	*
September 30	$7.13	$4.58	$4.91	$3.50	—	—
December 31	$5.18	$3.15	$4.90	$3.10	—	—

*	Through June 3, 2004

The closing sale price of our common stock as reported by The Nasdaq Stock Market on June 3, 2004 was $6.06. The number of stockholders of record of our common stock as of June 3, 2004, was 330.

DIVIDENDS

SciQuest has never declared or paid cash dividends with respect to its common stock. In addition, pursuant to the terms of the merger agreement, SciQuest has agreed not to declare or pay any dividends on SciQuest common stock prior to closing the merger or the early termination of the merger agreement.

RELATED PARTY TRANSACTIONS

In February 2002, SciQuest guaranteed an $80,000 loan for Mr. M. Scott Andrews, a member of our board of directors and co-founder. The loan bears interest at prime rate and became payable in full in February 2004. SciQuest has agreed to reimburse Mr. Andrews for interest paid on this loan. The transaction was approved by a majority of our disinterested directors. SciQuest reimbursed Mr. Andrews for interest payments totaling $3,768 and $2,842, respectively, for the years ended December 31, 2003 and 2002. Mr. Andrews repaid the entire loan in February 2004, and consequently we have been released from our guarantee on this loan arrangement.

The Sarbanes-Oxley Act of 2002 prohibits companies from extending credit or arranging for the extension of credit for any director or executive officer in the form of a personal loan. Credit arrangements that were in place prior to this act may be maintained, but not renewed. Accordingly, we did not renew our guarantee after the maturity of this loan.

OTHER MATTERS

Shareholder Proposals For 2004 Annual Meeting

Shareholder proposals intended to be presented at our 2004 annual meeting of shareholders must be received at our principal executive offices no later than August 15, 2004 in order to be considered for inclusion in our proxy statement relating to that meeting. Moreover, with respect to any proposal by a shareholder not seeking to have the proposal included in the proxy statement but seeking to have the proposal considered at the 2004 annual meeting of shareholders, such shareholder must provide written notice of such proposal to our corporate secretary at our principal executive offices by August 15, 2004. With respect to a proposal not to be included in the proxy statement, the persons who are appointed as proxies may exercise their discretionary voting authority with respect to such proposals, if the proposal is considered at the 2004 annual meeting of shareholders, even if the shareholders have not been advised of the proposal. In addition, shareholders must comply in all respects with the rules and regulations of the SEC then in effect and the procedural requirements of our bylaws. Assuming completion of the merger, we will not hold the 2004 annual meeting.

Delivery of Documents to Security Holders Sharing An Address

Only one proxy statement is being delivered to multiple security holders sharing an address unless SciQuest has received contrary instruction from one or more of the security holders. SciQuest hereby undertakes promptly to deliver, upon written or oral request, a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered. In order to request additional copies of this proxy statement or to request delivery of a single copy of this proxy statement if you are receiving multiple copies, please contact SciQuest at the address or telephone number found on the front page of this proxy statement.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 450 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. Our public filings with the SEC are also available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have supplied all information in this proxy statement relating to SciQuest. Trinity has supplied all information in this proxy statement relating to Trinity.

The board of directors does not know of any matters which may come before SciQuest’s stockholders at the special meeting other than those mentioned in the notice of special meeting of stockholders and referred to in this proxy statement. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen J. Wiehe

Chief Executive Officer

June 11, 2004

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRINITY TARHEEL ACQUISITION, LLC,

TRINITY ACQUISITION CORPORATION

AND

SCIQUEST, INC.

April 10, 2004

A-i

INDEX OF EXHIBITS

Exhibit A Company Disclosure Letter

Exhibit B Parent Disclosure Letter

Exhibit C Legal Opinion

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 10, 2004, among Trinity Tarheel Acquisition, LLC, a Delaware LLC (“Parent”), Trinity Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SCIQuest, Inc., a Delaware corporation (“Company”).

RECITALS

The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law of the State of Delaware (“D.G.C.L.”).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger

Upon the terms and subject to the conditions of this Agreement and the applicable provisions of D.G.C.L., at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 Effective Time; Closing

Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger and ownership, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of D.G.C.L. (the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The closing of the Merger (the “Closing”) shall take place at the offices of Morris, Manning & Martin, LLP, located at 3343 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia 30326, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3 Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of D.G.C.L. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws

(a) At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the

Effective Time except that the name of Company, as the Surviving Corporation, shall continue to be “SciQuest, Inc.” and Article FIRST of the Certificate of Incorporation shall read in its entirety as follows: “The name of the corporation is “SciQuest, Inc.”

(b) At the Effective Time, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with D.G.C.L. and as provided in such Bylaws.

1.5 Directors and Officers

The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6 Effect on Capital Stock

Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted into the right to receive the Per Share Consideration in cash (the “Merger Consideration”) upon the surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10). “Per Share Consideration” means the per share amount determined by dividing $25,250,000 (Twenty Five Million, Two Hundred Fifty Thousand Dollars) by all outstanding shares of Company Common Stock (other than treasury shares) and all shares of Company stock subject to outstanding Company options which are or would be exercisable or vested through the Effective Time including as a result of the Merger (which the Company represents and warrants that exercisable and vested are equivalent), warrants (whether vested or unvested) and any other securities, including debt securities, convertible, directly or indirectly, into Company Common Stock, exclusive of options and warrants for which there is no Option Payment or Company Warrant Payment, as the case may be (as described in Sections 1.6(d) and 1.6(e) below).

(b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or Subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Employee Stock Options; Employee Stock Purchase Plan.

(i) Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate, if terminable, the Company’s

Stock Option Plan (the “1997 Plan”), the Company’s 1999 Stock Incentive Plan (the “1999 Plan”), and the 1993 Stock Option Plan of Environmatix, Inc. (the “EMAX Plan”), each as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”), and (ii) terminate, at the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested and exercisable as of such date, with an exercise price per share equal to or in excess of the Per Share Consideration and such Company Options with a per share exercise price of less than the Per Share Consideration which are not vested or would not be exercisable or vested prior to, upon, or immediately after the Effective Time, including as a result of the Merger, and assume outstanding Company Stock Options under the Company Stock Option Plans with a per share exercise price of less than the Per Share Consideration which are vested or would be exerciseable or vested prior to, upon, or immediately after the Effective Time including as a result of the Merger (the “Assumed Company Options”). Holders of Assumed Company Options will not be entitled to purchase shares of Company Common Stock under the Assumed Company Options, but will instead be entitled to, subject to the provisions set forth in this Section 1.6(d), payment by the Surviving Corporation with respect to each share of Company Common Stock subject to such Assumed Company Options, an amount in cash equal to the excess, if any, of the Per Share Consideration over the applicable per share exercise price of any such Assumed Company Option (the “Option Payment”). The Surviving Corporation shall make such Option Payment to the holder of an Assumed Company Option at the Effective Time with respect to the fully vested but unexercised shares of Company Common Stock subject to such Assumed Company Options as of such date. Any Option Payment made hereunder shall be subject to all applicable federal, state, local and other applicable tax withholding requirements. For the avoidance of doubt, the Surviving Corporation shall not be required to make any Option Payment to the holder of an Assumed Company Option as of the date on which the applicable number of shares of Company Common Stock subject to such Assumed Company Option would have otherwise vested or become exerciseable after the Effective Time.

(ii) The Company shall take all actions necessary to shorten any pending Offering Period (as such term is defined in the Company’s Employee Stock Purchase Plan (the “ESPP”)) and establish a New Purchase Date (as contemplated in Section 19(c) of the ESPP) prior to the Effective Time (the “ESPP Date”). After the ESPP Date, all offering and purchase periods pending under the ESPP shall be terminated and no new offering or purchasing periods shall be commenced.

(e) Warrants. At the Effective Time, each outstanding and unexercised warrant to purchase shares of Company Common Stock (each, a “Company Warrant”), whether or not exercisable or vested as of such date, shall be cancelled or, if not cancelled, assumed by the Surviving Corporation. Each holder of any cancelled Company Warrant that has an exercise price that is less than the Per Share Consideration shall be entitled, subject to the provisions set forth in this Section 1.6(e), to be paid by the Surviving Corporation, with respect to each share subject to the Company Warrant, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Per Share Consideration over the applicable Company Warrant exercise price of such Company Warrant (the “Company Warrant Payment”). The Surviving Corporation shall make such Company Warrant Payment at the Effective Time with respect to any outstanding and fully vested Company Warrants that have an exercise price that is less than the Per Share Consideration as of such date. Any payment made hereunder shall be subject to all applicable federal, state and local tax withholding requirements.

1.7 Surrender of Certificates

(a) Paying Agent. Parent shall select an institution reasonably acceptable to Company to act as the paying agent (the “Paying Agent”) in the Merger.

(b) Parent to Provide Merger Consideration. At or before the Effective Time, Parent shall enter into an agreement with the Paying Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Paying Agent for payment in accordance with this Article I, and at or promptly after (but no more than 3 business days) the Effective Time Parent shall deposit or cause to be deposited with the Paying Agent the cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund.”

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the Merger Consideration attributable to such.

(d) Transfer of Ownership. If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificates are registered, it will be a condition of payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Required Withholding. Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7(f), neither the Paying Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates nine months after the Effective Time shall, at the request of the instruction of the Surviving Corporation, be delivered to the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation for payment of the Merger Consideration pursuant to Section 1.6(a). Any such portion of the Merger Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

1.8 No Further Ownership Rights in Company Common Stock

All cash paid upon the surrender for payment of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article I.

1.10 Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the D.G.C.L. (collectively, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with applicable law. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company will not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law. The Paying Agent will withhold the Common Stock Merger Consideration with respect to each Dissenting Share and, upon Parent’s request, will promptly return to Parent the Merger Consideration made available to the Paying Agent by Parent to pay for shares for which appraisal rights are perfected.

1.11 Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in the disclosure letter delivered by Company to Parent dated as of the date hereof and attached hereto as Exhibit B (the “Company Disclosure Letter”), as follows:

2.1 Organization; Subsidiaries

(a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) with respect to Company.

(b) Other than the corporations identified in Part 2.1 of the Company Disclosure Letter, neither Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity. Part 2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company’s direct or indirect equity interest therein. Other than directors’ qualifying shares required under applicable law, all of the outstanding capital stock of each such entity is owned directly or indirectly by the Company free and clear of all mortgages, pledges, claims, liens, charges, encumbrances, options or security interests of any kind or nature whatsoever (collectively, “Encumbrances”), except for restrictions imposed by applicable securities laws, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or securities convertible into or exchangeable for securities having such rights) of any such Company Subsidiary to any Person except the Company. The Company owns all outstanding shares of capital stock of each Company Subsidiary.

(c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and each of its subsidiaries as amended to date (collectively, the “Company Charter Documents”), and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

2.2 Company Capitalization

(a) The authorized capital stock of Company consists solely of 90,000,000 shares of Company Common Stock, of which there were 3,800,320 shares issued and outstanding as of March 31, 2004 and 10,000,000 shares of preferred stock, par value $0.001 per share, of which there were no shares issued and outstanding as of March 31, 2004. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which it is bound. As of the date of this Agreement, there are 216,844 shares of Company Common Stock held in treasury by Company.

(b) As of the date hereof, (i) 6,837 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the 1997 Option Plan, (ii) 668,117 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the 1999 Option Plan, and (iii) 11,900 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the EMAX Option Plan. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of

Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted; (v) the vesting schedule of such Company Stock Option, and the extent to which such Company Stock Option is vested as of the date of this Agreement; (vi) the date on which such Company Stock Option expires; and (vii) whether the exercisability or vesting of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of any such acceleration. Notwithstanding anything else set forth in this Agreement or the Disclosure Schedules, the Company represents and warrants that (A) the Company can take the actions necessary to effect the transactions contemplated by Section 1.6(d) above, (B) only Company Stock Options which are vested may be exercised, (C) with respect to Company Stock Options for which there is an Option Payment, there is only 12 months of additional acceleration which will occur or will be authorized to occur in connection with or as a result of the Merger, and (D) all such actions are allowable under the Company Stock Option Plans and all stock option agreements outstanding under such plans. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plans and the form of all stock option agreements evidencing Company Stock Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plans. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 2.2(b) of the Company Disclosure Letter, there are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. Other than as set forth on Part 2.2(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, stock purchase, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Company or any of its subsidiaries.

(c) All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the Nasdaq National Market (“NNM”).

2.3 Obligations With Respect to Capital Stock

Except as described in Section 2.2 or set forth in Part 2.3 of the Company Disclosure Letter, there are no equity securities or any securities exchangeable or convertible into or exercisable for equity securities issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, calls, rights (including preemptive rights) or other Contracts of any character to which Company or any Company Subsidiary is a party or by which it is bound obligating Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire any equity securities or obligating Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, right or other Contract. Neither Company nor any Company Subsidiary has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. There is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of Company or any of its subsidiaries.

2.4 Authority; Non-Contravention

(a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company’s stockholders (the “Company Stockholder Approvals”) and the filing of the Certificate of Merger pursuant to D.G.C.L. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not (i) subject to obtaining the Company Stockholder Approvals, conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any Legal Requirement applicable to Company or by which Company or any of the Company’s Subsidiaries or any of their respective properties are bound or affected, or (iii) subject to obtaining the Company Necessary Consents, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of the Company’s Subsidiaries pursuant to, any Contract to which Company or any of the Company’s Subsidiaries is a party or by which Company or any of its assets are bound or affected. Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company’s or any of its subsidiaries’ Contracts or any Legal Requirements applicable to Company that are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to, or adversely effect the operations or condition of, Company, or the Surviving Corporation as a result of the Merger or adversely affect the ability of Company to consummate the Merger (“Company Necessary Consents”).

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the Company Necessary Consents and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect with respect to Company, Parent or the Surviving Corporation or adversely effect the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such requirement.

2.5 SEC Filings; Company Financial Statements

(a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the date that it was required to do so pursuant to the Exchange Act and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports then in effect at the time of such filing, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto then in effect at the same time of such filing, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of December 31, 2003 is hereinafter referred to as the “Company Balance Sheet.” The reserves reflected in the company financial statements have been calculated in accordance with GAAP. The Company has provided Parent with complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Company SEC Reports since June 30, 2000 other than ministerial correspondence generated in connection with the submission of filings under Section 16 of the Exchange Act and requests for and responses to requests for Edgar identification codes. Except as disclosed in the Company Financials, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement, for which a good faith estimate is set forth on Part 2.5 of the Company Disclosure Letter. During the period beginning January 1, 2003 and ending on the date of this Agreement, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event. During the period beginning January 1, 2003 and ending on the date of this Agreement, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or officer of the Company; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event.

2.6 Absence of Certain Changes or Events

Since the date of the Company Balance Sheet there has not been:

(a) a Company Material Adverse Effect;

(b) (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

(c) any (i) change in the Company’s standard price list as published and in effect as of the date of this Agreement, subject to discounting in the ordinary course of business consistent with past practices, (ii) any disposing or impairment of or permitting to lapse of any Company Intellectual Property Rights that would be material and adverse to the Company or outside the ordinary course of business, (iii) disposing of or disclosing (except as necessary in the conduct of its business) to any Person other than representatives of Parent any trade secret or other Intellectual Property Rights not theretofore a matter of public knowledge to any party that is not subject to a nondisclosure or similar agreement, or (iv) any material change to the Company’s or any Company Subsidiary’s rights to use an Intellectual Property Rights licensed from a third party, except, in the case of (i) through (iv) in the aggregate, as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(d) any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

(e) (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of the Company or any Company Subsidiary, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of the Company, other than advances to employees for travel and other reimbursable expenses in the ordinary course of business;

(f) (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

(g) any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any identified Contract that would be reasonably likely, individually or in the aggregate, to be material to the Company other than in the ordinary course of business consistent with past practices and other than threatened terminations of any identified Contract where the Company has cured the underlying cause of the threat and such Contract still remains in full force and effect;

(h) (i) any increase or change in any compensation, benefits or bonus paid or made payable to any of their executive officers or directors, or employees earning more than $100,000 in base salary annually, or any increase in severance or termination pay, or any material modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement or policy the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby or (ii) any action taken to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice Company Stock Options granted under any Company Stock Option Plans or authorization of cash payments in exchange for any Company Stock Options granted under any Company Stock Option Plans; or

(i) any agreement, whether in writing or otherwise, to take any action described in this Section 2.6.

2.7 Taxes

(a) Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects. Company and each of its subsidiaries have paid all Taxes required to be paid.

(b) Company and each of its subsidiaries have timely withheld or paid all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid with respect to its employees, except such Taxes that are not material to Company.

(c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) To the Company’s knowledge, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(e) To the Company’s knowledge, no adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to Company or any representative thereof.

(f) Company has no liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

(g) The Company has made available to Parent or its legal counsel or accountants copies of all Tax Returns for the Company and its subsidiaries filed for all periods since its inception.

(h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(i) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(j) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Neither the Company nor any of its subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

2.8 Title and Operation of Properties

(a) Neither the Company nor any of its subsidiaries own any real property. Part 2.8 of the Company Disclosure Letter lists all real property leases (or other occupancy agreements affecting real property) to which Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement (“Leased Real Property”). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Except as set forth on Part 2.8 of the Company Disclosure Letter, no party has a right to occupy any Leased Real Property other than the Company or any of its subsidiaries.

(b) Company (i) has good and marketable title to all the property and assets reflected in the Company Balance Sheet as being owned by Company or any of its subsidiaries or acquired after the date thereof that are material to Company (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the Company Balance Sheet or acquired after the date thereof that are material to Company (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Company or, to Company’s knowledge, the lessor.

2.9 Intellectual Property

(a) The Company (i) owns or (ii), has the valid right or license to use in the manner used by the Company all IP Assets used by, or necessary to the operation of the Company. Such IP Assets used by the Company are sufficient for the conduct of the business of the Company as currently conducted and as currently planned to be conducted. The consummation of the Merger and the other transactions contemplated by this Agreement and any ancillary agreements will not result in any termination or other material restriction being imposed on any such IP Assets, the Company IP Assets or the Company IP Rights.

(b) Except as otherwise set forth on Part 2.9(b) of the Company Disclosure Letter there are no royalties, honoraria, fees or other payments payable by the Company to any person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the use of any IP Assets, or with respect to the Company IP Assets, or the Company IP Rights, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) To the knowledge of the Company, neither the operation of the business of the Company, nor any product or service of the Company, nor any Company IP Asset infringes or misappropriates any Intellectual Property Right of any other person. There is no pending, or, to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company in any Company IP Asset or to exercise any Company IP Right nor, to Company’s knowledge, is there any legitimate basis for any such claim. The Company has not received any written notice asserting that any IP Asset used by the Company or the proposed use, sale, license or disposition thereof, or any conduct or product of the Company, conflicts, or will conflict with, any Intellectual Property Right of any other person nor, to Company’s knowledge, is there any legitimate basis for any such assertion.

(d) To Company’s knowledge, no current or former employee, consultant or independent contractor of Company: (i) is in material violation of any term or covenant of any contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company that is currently being used by Company as an IP Asset used by the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any person (other than Company) any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(e) Company has taken all appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company confidential information and to preserve and maintain all of Company interests and proprietary rights in Company IP Assets and the Company IP Rights. Company has secured valid written assignments of all rights in or to any Company IP Assets and Company IP Rights from all of Company’s current and former employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any such Company IP Assets or Company IP Rights. To Company’s knowledge, no current or former director, officer, employee, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Assets or Company IP Rights.

(f) Part 2.9(f) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of Company of any Company IP Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by Company to secure, perfect, protect or maintain its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. To the knowledge of the Company, all registered Company IP Rights are valid, enforceable and subsisting.

(g) The Company owns all right, title and interest in and to all Company IP Assets and Company IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(g)(i) of the Company Disclosure Letter). The right, license and interest of Company in and to all Company-Licensed IP Assets are free and clear of all Encumbrances and licenses (other than licenses and rights listed on Part 2.9(g)(ii) of the Company Disclosure Letter).

(h) To Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any IP Asset used by the Company by any person, including any employee or former employee of Company.

(i) No (i) government funding, or (ii) facilities of a university, college, other educational institution or research center; was used in the development of the computer software programs, applications or other products owned by Company. No current or former employee, consultant or independent contractor of Company who was involved in, or who contributed to, the creation or development of any IP Asset used by the Company, has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company. No university, college, other educational institution or research center has any right, title or interest in or to any Company IP Right.

(j) Part 2.9(j) of the Company Disclosure Letter lists (i) any open source, public source or freeware technology or software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license (“Open Source Code”) that was used in, incorporated into, integrated or bundled with any technology that (a) is or was, used in the business of the Company, or (b) is or was incorporated in, or used in the development or compilation of any product of the Company; (ii) all licenses by which such Open Source Code is governed (“Open Source License”); and (iii) how such Open Source Code is used.

(k) Neither the (i) products of the Company that have, are or are expect to be sold, distributed or licensed by the Company; nor (b) any software of the Company used to provide hosted services by the Company include any Open Source Code or are subject to any Open Source License or other requirement that would require the Company to make available, license or distribute source code, or any part thereof, for such products or hosted services of the Company. This representation and warranty is true and correct notwithstanding anything else set forth in this Agreement and without regard to any disclosure made in the Company Disclosure Letter, and no disclosure made in the Company Disclosure Letter shall be deemed an exception to this representation and warranty. Neither the Merger nor the subsequent sale of any products or hosted services of the Company will result in the foregoing representation and warranty becoming untrue or incorrect. Any breach whatsoever of this representation and warranty shall automatically be deemed a material breach of this representation and warranty and a material breach of this Agreement.

2.10 Compliance with Laws

(a) Each of the Company and its subsidiaries is not in conflict with, or in default or in violation of any Legal Requirement applicable to Company or such subsidiary or by which Company or any of its properties is bound or affected, which conflict, default or violation would not be material with respect to Company. No investigation or review by any Governmental Entity is pending or, to Company’s knowledge, has been threatened against Company in a writing delivered to Company.

(b) Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Company and its subsidiaries as currently conducted (collectively, the “Company Permits”), and are in material compliance with the terms of the Company Permits.

2.11 Litigation

Other then as set forth in Part 2.11 of the Company Disclosure Letter there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that would reasonably be likely to have a Material Adverse Effect with respect to Company or any of the Company’s officers or directors or seeks either damages with respect to, or to restrain or enjoin the consummation of, the transactions contemplated by this Agreement; provided however, that Schedule 2.11 describes any such pending or threatened litigation, without giving effect to the Material Adverse Effect qualification, existing as of the date of this Agreement, and the Company shall notify Parent in writing if any such pending or threatened litigation, without giving effect to the Material Adverse Effect qualification, arises after the date of this Agreement. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company to seek indemnification from Company.

2.12 Employee Benefit Plans

(a) Schedule 2.12 of the Disclosure Letter contains a list of each Company Employee Plan and each Employee Agreement. With respect to each Company Employee Plan, the Company has provided to Parent the three (3) most recently filed Form 5500, a copy of all documents embodying each Company Employee Plan and Employee Agreement, and the three (3) most recent plan years discrimination tests for each Company Employee Plan. The Company has filed all Form 5500s required to be filed by the Company.

(b) Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) multi-employer Plan (as such term is defined in ERISA), (ii) Multiemployer Plan, (iii)Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Company has not incurred any liability under Title IV of ERISA arising in connection with the termination of any Company Employee Plan covered or previously covered by Title IV of ERISA. None of the Company Employee Plans or other arrangements listed in the Company Disclosure Letter covers any Employee providing services outside the United States. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(c) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings, or other Internal Revenue Service releases thereunder has not expired, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS.

(d) Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations applicable to such Company Employee Plan. Other than routine claims for benefits made in the ordinary course of business, there are no pending claims, investigations, or causes of action pending or, to the knowledge of the Company, threatened against any Company Employee Plan or any fiduciary thereof by any participant, beneficiary, or Governmental Entity.

(e) All contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected in the Company Financials (as defined in Section 2.5). There has been no amendment to, written interpretation of, or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof, except to the extent that any amendments to an Company Employee Plan are required to comply with any applicable laws.

(f) Neither the Company, any of its Subsidiaries or any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (former or current), including any such plan pursuant to which a stop-loss policy or contract applies.

(g) Neither the Company nor any Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(h) Except as set forth in Schedule 2.12(e) of the Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(i) Except as set forth on Schedule 2.12(i) of the Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth on Schedule 2.12(i) of the Disclosure Letter, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) The Company has entered into Change of Control Agreements with certain executives, as described on the Company Disclosure Schedule, (together, the “Executives”), each effective as of January 1, 2004 (the “Change of Control Agreements”). The Company has not incurred, nor will it incur, directly or indirectly, any liability for any Change of Control Benefit (as defined in the Change of Control Agreements) in connection with the consummation of any transaction contemplated by this Agreement, including, without limitation, any payments to the Executives in connection with a termination without Cause (as defined in the Change of Control Agreements) or a termination for Good Reason (as defined in the Change of Control Agreements) on or in connection with the consummation of the transactions contemplated by this Agreement. Executives have executed the certificates attached hereto (in the form provided by Parent) confirming the representation set forth herein.

2.13 Environmental Matters

(a) Hazardous Material. Except as would not have a Material Adverse Effect with respect to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as the result of actions of Company or, to the knowledge of Company, as the result of any actions of any third party or otherwise in, on or under any property that Company currently owns, occupies or leases.

(b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect with respect to Company, (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of Company’s and its subsidiaries’ Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted, except as would not have a Material Adverse Effect with respect to Company.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries.

2.14 Certain Agreements

Except as otherwise set forth in Part 2.14 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting Contract with any employee or member of Company’s Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company’s or any of its subsidiaries’ ability to terminate employees at will, or any consulting Contract;

(b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(d) any Contract containing covenants purporting to limit or which effectively limit Company’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or which would materially limit Company or Surviving Corporation or any of its subsidiaries in the conduct of their respective business after the Effective Time or granting any exclusive distribution or other exclusive rights that are material to Company;

(e) any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material portion of its assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company’s subsidiaries;

(f) any Contract with regard to the acquisition or licensing of any Intellectual Property Rights other than Company’s standard end user licenses, employee invention assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

(g) any Contract with any affiliate of Company;

(h) any Contract providing for capital expenditures by Company or its subsidiaries in excess of amounts allocated for capital expenditures in the Company’s 2004 operating budget as approved by its Board of Directors;

(i) any other Contract currently in effect that is material to Company’s business as presently conducted and proposed to be conducted.

The Contracts required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (i) above or pursuant to Section 2.9 or are required to be filed with any Company SEC Report (“Company Contracts”) to Company’s knowledge, are valid and in full force and effect, except to the extent that such invalidity would not be material to Company. Neither Company nor any of its subsidiaries, nor to Company’s knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract.

2.15 Customer Contracts

Part 2.15 of the Company Disclosure Letter lists the twenty customers of Company that have contributed the most revenue to Company in the current fiscal year (“Key Customers”). Part 2.15 of the Disclosure Letter also lists each Contract between a Key Customer and Company (“Key Customer Contract”). To the knowledge of

Company, each Key Customer Contract is in full force and effect. Neither Company nor any of its subsidiaries, nor to Company’s knowledge, any other party thereto, is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted, any of the terms or conditions of any Key Customer Contract. Company has not received any written or oral indication or assertion from any Key Customer that there has been any material problem with the service Company provides to such Key Customers or that a Key Customer desires to decrease services pursuant to, terminate, relinquish or not renew any Key Customer Contract.

2.16 Brokers’ and Finders’ Fees

Other than as disclosed in Part 2.16 of the Company Disclosure Letter, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17 Insurance

Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of any of such policies.

2.18 Disclosure

The information supplied by Company for inclusion or incorporation by reference in the proxy statement to be filed with the SEC in connection with the solicitation of proxies to obtain the Company Stockholder Approvals (the “Proxy Statement”) shall not, on the date the Proxy Statement is mailed to Company’s stockholders, at the time of the meeting of Company’s stockholders (the “Company Stockholders’ Meeting”) to consider the Company Stockholder Approvals, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in a supplement to the Proxy Statement, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement.

2.19 Board Approval

The Board of Directors of Company, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its stockholders, (ii) approved this Agreement and (iii) has declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

2.20 Labor

(a) There are no actions, suits, claims, charges, labor disputes or grievances pending, or to the Company’s Knowledge, threatened involving the Company or any Company Subsidiary and any of their respective employees. As of the date of this Agreement, there are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the Company’s Knowledge, threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event. To the Company’s Knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets of any other Person. To the Company’s Knowledge, there has been (i) no labor union organizing or attempting to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units, or (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any Company Subsidiary, or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of the Company or any Company Subsidiary and no such agreement is currently being negotiated.

(b) To the Knowledge of the Company, (i) as of the date of this Agreement, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving the Company or any Company Subsidiary; provided that if such event arises after the date of this Agreement, the Company shall provide Parent with prompt written notice of such event, and (ii) neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(c) Neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act. To the Company’s Knowledge, neither the Company’s nor any of the Company’s Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

2.21 Transactions with Affiliates

(a) Except as set forth in the Company SEC Reports filed prior to the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).

(b) Except as set forth in the Company SEC Reports filed prior to the date hereof, to the Company’s Knowledge, (i) no officer of the Company or any Company Subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company, and (ii) no officer or director of the Company or any of

Company Subsidiary (x) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any Company Subsidiary, or, to the Company’s Knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (y) owes any money to the Company or any Company Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practices).

(c) Since June 30, 2000, the Company has not, directly or indirectly, including through a Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

2.22 Opinion of Financial Advisor

The Company has received the written opinion of Triple Tree, to the effect that, as of the date of such opinion, the Merger Consideration was fair to the Company’s stockholders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing referencing a specific representation in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), as follows:

3.1 Organization of Parent and Merger Sub

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent and Merger Sub, respectively.

3.2 Authority; Non-Contravention; Necessary Consents

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the D.G.C.L. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except: (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) subject to compliance with the Parent Necessary Consents, conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or liens that individually or in the aggregate would not have a Material Adverse Effect on Parent or Merger Sub, respectively, and would not adversely affect the ability of Parent and Merger Sub to consummate the Merger. Part 3.2(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any Contracts of Parent or Merger Sub or any Legal Requirements applicable to Parent or Merger Sub that are required to be obtained in connection with the consummation of the transaction contemplated hereby, which, if individually or in the aggregate not obtained, would adversely effect the ability of Parent and Merger Sub to consummate the Merger (“Parent Necessary Consents”).

(c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Parent Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect with respect to Parent or materially adversely affect the ability of the Parent or Merger Sub to consummate the Merger within the timeframe the Merger would otherwise be consummated in the absence of such requirement.

3.3 Information in Proxy Statement

None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Parent or Merger Sub should be discovered by Parent or Merger Sub which is required to be set forth in a supplement to the Proxy Statement, Parent and Merger Sub shall promptly inform Company. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.4 Litigation

Other then as set forth in Part 3.4 of the Parent Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or Merger Sub before any Governmental Entity or any arbitrator that seeks either damages with respect to, or to restrain or enjoin the consummation of, the transactions contemplated by this Agreement.

3.5 Merger Sub

Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated hereby.

3.6 Financing

Parent has, and will make available to Merger Sub at the Effective Time, sufficient funds (through existing credit arrangements or otherwise) to deliver the Merger Consideration to all of the holders of Shares.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business, operations or financial condition.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except as contemplated under Section 1.6(d) of this Agreement;

(b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan or policies;

(c) (i) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice; (ii) disclose to any Person other than Company employees and representatives of Parent any material trade secret except in the ordinary course of business consistent with past practices; (iii) transfer, modify or terminate any agreement pursuant to which the Company has licensed Intellectual Property Rights from any Person except in the ordinary course of business consistent with past practices and which would be immaterial to the business of the Company; and (iv) disclose any material source code to any third party except in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options;

(g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Company other than in the ordinary course of business consistent with past practices;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than borrowings under Company’s line of credit up to an aggregate of $3.5 million in the ordinary course of business consistent with past practices;

(k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any officer, director or employee, make any loan or provide any advance to any officer, director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers, directors, employees or consultants or (ii) (A) make any change in the compensation or benefits payable or to become payable to any of its employees, agents or consultants, or members of the board of directors of the Company, (B) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its directors, officers, employees, affiliates, agents or consultants, (C) make any change in its existing borrowing or lending arrangements for or on behalf of any of such directors, officers, employees, agents, consultants, (D) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practices, (E) offer, grant or issue any stock options or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (F) hire or terminate any officer (other than terminations for cause) or encourage any officer or employee to resign, or increase the number of employees in the net aggregate by more than eight (8), or (G) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(l) Make any capital expenditures in excess of amounts allocated for capital expenditures in the Company’s 2004 operating budget approved by its Board of Directors;

(m) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(n) Permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee unless such policy is replaced by a policy with comparable coverage;

(o) (A) Materially modify, amend or terminate any of the Company Contracts, (B) waive, release or assign any material rights on claims under any of the Company Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (C) enter into any material commitment or transaction including entering into any material purchase, sale or lease of assets or real estate, (D) enter into any material strategic alliance, material joint development or joint marketing agreement, other than in the ordinary course of business consistent with past practices, or (E) enter into any agreement pursuant to which Parent or the Surviving Corporation or any of their respective subsidiaries, or the Company or any Company Subsidiary will be subject to any material exclusivity, non-compete or other similar restriction on their respective businesses following the Closing;

(p) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(q) (A) Make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (B) make any Tax election or change any Tax election already made, adopt any Tax accounting method, except for such changes required by applicable law, rule or regulation, change any Tax accounting method, except for such changes required by applicable law, rule or regulation, enter into any closing agreement or settle any claim or assessment relating to Taxes other than settlements or assessments the result of which would not be material to the Company and the Company Subsidiaries, taken as a whole, or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, (C) file the 2003 United States federal income Tax return for the taxable year ending June 27, 2003 without Parent’s review and consent, which shall not be unreasonably withheld, or (D) revalue any of its material assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved other than in the ordinary course of business consistent with past practices;

(r) Pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than (i) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, (ii) the settlement of claims that do not require a monetary payment or restrictions on the Company’s business or (iii) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

(s) (A) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations or other reorganizations of Company Subsidiaries that would not have a material effect on the business of the Company and the Company Subsidiaries, taken as a whole, (B) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (C) sell, transfer, lease, mortgage, pledge, license, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(t) Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(u) (A) Commence any litigation (except actions commenced in the ordinary course of business against third parties) or (B) except in the ordinary course of business consistent with past practices or as required by law, seek a judicial order or decree or settle any litigation, it being understood that any settlement of litigation involving the payment by the Company or any Company Subsidiary of an amount in excess of $100,000 is not in the ordinary course of business; or

(v) Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (u) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement and Filings

(a) As promptly as practicable after the execution of this Agreement, Company will prepare and file with the SEC the preliminary proxy materials relating to the Company Stockholder Approvals. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent; provided however, if such comments of Parent relate to changes to written descriptions (as opposed to inclusions for which all such requested by Parent shall be included) of the Company, the Company shall not be obligated to alter such language provided that such written descriptions are materially true and correct, and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any filings required to be filed by any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Filings”). The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations. Each of Company and Parent shall notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to any Filing, (ii) upon the receipt of any comments from any Governmental Entity in connection with any Filing, and (iii) upon any request by any Governmental Entity for amendments or supplements to any Filings or for additional information. Each of Company and Parent shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and a Governmental Entity, on the other hand, with respect to any Filing. Except where prohibited by applicable Legal Requirements (i) each of Company and Parent shall consult with the other party prior to taking a position with respect to any Filing, shall permit the other party to review and discuss in advance, and consider in good faith the views of such other party in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with any Filing, and (ii) each of Company and Parent shall coordinate with the other party in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with any Filing; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with any other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

5.2 Meeting of Company Stockholders; Conditions to Change of Recommendation; Superior Proposal; Notification.

(a) Company will take all action necessary in accordance with the D.G.C.L. and its Certificate of Incorporation and Bylaws to convene and hold the Company Stockholders’ Meeting, to be held as promptly as practicable, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c), Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to obtain such approvals and to secure the vote of its stockholders, in each case. The Company (i) shall consult with Parent regarding the date of the Company Stockholders Meeting, and (ii) shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Parent) supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. Company shall call, notice, convene, hold and conduct the Company Stockholders’ Meeting, and solicit proxies in connection with the Company Stockholders’ Meeting, in compliance with the D.G.C.L., its Certificate of Incorporation and Bylaws, the rules of the NNM and all other applicable Legal Requirements. Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

(b) Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) Nothing in this Agreement shall prevent the Board of Directors of Company, in response to the receipt of a Superior Proposal, from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (viii) are met:

(i) Company shall provide Parent with at least two business days prior notice (or such lesser prior notice as provided to the members of Company’s Board of Directors) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal;

(ii) a Superior Proposal (as defined below) is made to Company and is not withdrawn;

(iii) the Company Stockholder Meeting has not occurred; provided, however that if such meeting is adjourned the Company Stockholder Meeting shall not be deemed to have occurred for purposes of this clause (iii);

(iv) Company shall have provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that Company has received a Superior Proposal and that it intends to effect a Change of Recommendation and the manner in which it intends to do so, specifying all of the material terms and conditions of such Superior Proposal and identifying the person, entity or group making such Superior Proposal;

(v) Company shall have provided to Parent a copy of all written materials delivered after the date of this Agreement to the person or group making the Superior Proposal in connection with such Superior Proposal, and made available to Parent all materials and information made available to the person or group making the Superior Proposal in connection with such Superior Proposal, together with a complete list identifying all such materials and information;

(vi) Parent shall not have, within four business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with a reputable U.S. financial advisor) to be at least as favorable to Company’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), and that the Board of Directors of Company will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of approval and adoption of this Agreement and approval of the Merger for four business days after receipt by Parent of the Notice of Superior Proposal; provided however, that if such Superior Proposal is from a party that has previously delivered a Superior Proposal to the Company for which this four day period initially applied, then the four business day periods referenced herein shall thereafter be two business days);

(vii) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and any offer made by Parent pursuant to Section 5.2(c)(v), the failure to effect a Change of Recommendation would be a breach of its fiduciary obligations to Company’s stockholders under applicable law; and

(viii) Company shall have complied in all material respects with Sections 5.1, 5.2 and 5.3.

(d) Nothing contained in this Agreement shall limit Company’s obligation to call, give notice of, hold and convene the Company Stockholders’ Meeting (regardless of the commencement, disclosure, announcement or submission to the Board of Directors of the Company of any Acquisition Proposal or of any Change of Recommendation). Company shall not submit to the vote of its stockholders for a vote any Acquisition Proposal or propose or agree to do so at or prior to the Company Stockholders Meeting.

(e) For purposes of this Agreement, “Superior Proposal” shall mean a bona fide binding written offer that has not been solicited by the Company following the date of this Agreement and is made by a person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or in excess of 60% of the assets of Company or in excess of 60% of the outstanding voting securities of Company and as a result of which the stockholders of Company immediately preceding such transaction would cease to hold at least 40% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of Company concludes in good faith, after consultation with its outside financial advisors, to be (i) more favorable to Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and the Person making the offer, and (ii) reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to the parties’ obligations to consummate the transaction that is the subject of the Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that Company shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 5.2(c).

5.3 No Solicitation

From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage or participate in discussions with any person with respect to any Acquisition Proposal, except to decline to engage or participate in such discussions by referring to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, except as specifically provided in Section 5.2(c), or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 5.3 shall not prohibit Company from engaging in discussions or participating in negotiations or furnishing information to the party making an unsolicited, written, bona fide Acquisition Proposal so long as, and only to the extent that, (1) Company’s Board of Directors in good faith after consultation with its outside financial and legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, (2) neither Company nor any representative of Company or the Subsidiaries acting under its authority shall have violated any of the restrictions set forth in this Section 5.3, (3) the Board of Directors of Company concludes in good faith, after consultation with its outside financial and legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable law, (4) at least three (3) business days prior to entering into discussions or negotiations with, or furnishing information to, such party, Company gives Parent written notice of the identity of such person, entity or group and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to take action with respect to such person, entity or group, and Company receives from such person or group an executed confidentiality agreement containing terms no less favorable to Company as the Confidentiality Agreement, (5) Company gives Parent at least three (3) business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (6) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company shall, and shall cause its respective officers, directors, controlled affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any officer, director or controlled affiliate of Company or any of its subsidiaries or any investment banker, attorney, advisor or other agent or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.3 by Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

In addition to the obligations of Company set forth in this Section 5.3, Company shall, as promptly as practicable, and in any event within twenty-four (24) hours, advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, the identity of the person or group making any such request, Acquisition Proposal or inquiry and copies of all written materials sent or provided to Company by or on behalf of any person or group or provided to such person or group by or on behalf of Company after the date of this Agreement. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall provide Parent with at least two (2) business days prior written notice of a meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and, together with such notice, a copy of the documentation relating to such Superior Proposal.

5.4 Confidentiality; Access to Information

(a) The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5 Public Disclosure

Parent and Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the NNM. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Reasonable Efforts; Notification

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation (i) to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), or (ii) imposing or seeking to impose or confirm any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) In order to facilitate the integration of the operations of Parent and Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, Company shall use its commercially reasonable efforts to consult with Parent on material strategic and operational matters to the extent such consultation is not in violation of applicable law, including laws regarding exchange of information and other laws regarding competition.

5.7 Third Party Consents

As soon as practicable following the date hereof, (i) Company shall use its commercially reasonable efforts to obtain the Company Necessary Consents, and (ii) Parent shall use its commercially reasonable efforts to obtain the Parent Necessary Consents.

5.8 Indemnification of Directors

(a) Certificate of Incorporation and Bylaws. Parent and Merger Sub agree to cause the Articles of Incorporation and Bylaws of the Surviving Corporation to contain the provisions with respect to exculpation and indemnification of directors of the Company, and advancement of expenses in connection therewith, set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement (except that such provisions shall specifically confirm that the obligation to advance expenses applies to former directors and officers), which provisions shall not be amended for a period of six years after the Effective Time (unless such amendment is required by law and except for amendments that do not adversely affect the rights of persons who at the Effective Time were serving or had previously served as directors or officers of the Company).

(b) Indemnification.

(i) From and after the Effective Time, Parent and the Surviving Corporation shall each indemnify, defend and hold harmless, to the fullest extent permitted by the D.G.C.L., each person who was an officer, director, employee or agent of the Company at any time on or prior to the Effective Time (an “Indemnified Party”) against any loss, damage, liability, cost or expense incurred by such Indemnified Party in connection with any claim, action, suit, proceeding or investigation (“Claim”) which is based on or arises out of, in whole or in part, the actions, conduct or omissions of such Indemnified Party at or prior to the Effective Time in his or her capacity as such officer, director, employee or agent, or in any other capacity in which he or she is serving at the request of the Company (including serving as a trustee or administrator of any employee benefit plan of the Company or any of its Subsidiaries). Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by the D.G.C.L., subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

(ii) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided, that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided, further, that if any D&O Insurance (as defined in paragraph (c) of this Section 5.8) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company’s D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

(c) Insurance. At or prior to the Effective Time, Parent, subject to the consent of the Company, shall obtain and pay for, at the Company’s expense but without affecting the amount of Per Share Consideration, a fully paid policy or policies of directors’ and officers’ liability insurance (“D&O Insurance”) providing “tail” coverage for the Indemnified Parties for the period of six years from and after the Effective Time with respect to claims arising from facts or events that occurred at or prior to the Effective Time, and providing at least the same coverage and amounts as, and containing terms and conditions which are not less advantageous to the Indemnified Parties in any material respect than, the current policies of directors’ and officers’ liability insurance maintained by the Company.

(d) Nonexclusivity; Beneficiaries. This Section 5.8 is not exclusive of any other rights the Indemnified Parties may have, and the rights conferred hereby are intended to be cumulative with each other and with any other rights to exculpation, indemnification and advancement of expenses that the Indemnified Parties may have, under the Company’s Certificate of Incorporation or Bylaws, by contract, by resolution, by statute, or otherwise. This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding upon Parent, the Company and the Surviving Corporation and their respective successors and assigns.

5.9 Stockholder Litigation

Until the earlier of termination of this Agreement in accordance with its terms or the Effective Time, Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Company or members of its Board of Directors relating to this Agreement and the transactions contemplated hereby or otherwise and shall not settle any such litigation without Parent’s prior written consent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents.

(b) Proxy Statement. No stop order or similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

6.2 Additional Conditions to Obligations of Company

The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of materiality or knowledge, which statements shall be true and correct in all respects without giving effect to either of such a qualified standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

(d) Parent Necessary Consents. Parent and Merger Sub shall have obtained all Parent Necessary Consents.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of materiality or knowledge, which statements shall be true and correct in all respects without giving effect to either of such qualification standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and Principal Financial Officer of Company.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

(d) Legal Opinion. Parent shall have received the written legal opinion of Morris, Manning & Martin, LLP, legal counsel to Company, or another counsel reasonably satisfactory to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to it and substantially in the form attached hereto as Exhibit C.

(e) No Restraints. There shall not be instituted, pending or threatened any action, proceeding or hearing before any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company’s business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

(f) Consents. Company shall have obtained all Company Necessary Consents, which consents shall have been obtained on terms that are not reasonably likely to materially affect the ownership or operations of the business by Parent.

(g) Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company effective as of the Effective Time.

(h) Good Standing Certificate. Parent shall have received a good standing certificate issued by the Secretary of State of the State of Delaware certifying that Company is in good standing dated no more than five business days prior to the Closing.

(i) Termination of Stock Purchase Plan. Unless otherwise requested by Parent, Parent shall have received from the Company evidence that ESPP has been terminated pursuant to resolution of the Company’s Board of Directors, effective as of the day immediately preceding the Closing Date, and that all outstanding Offering Periods thereunder have been terminated prior to the Closing Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination

This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b) by either Company or Parent if the Merger shall not have been consummated by September 30, 2004 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by Parent if a Governmental Entity shall have issued a final and nonappealable order, decree or ruling with respect to any of the items set forth in Section 6.3(e);

(e) by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement;

(f) by Parent if a Triggering Event (as defined below) shall have occurred;

(g) by Company, either upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 20 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent is cured during such 20-day period, or if Company shall have materially breached this Agreement);

(h) by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect with respect to Company shall have occurred; provided that if such inaccuracy in Company’s representations and warranties or breach by Company, or Material Adverse Effect with respect to Company, is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for 20 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Company (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company or Material Adverse Effect on Company is cured during such 20-day period, or if Parent shall have materially breached this Agreement); or

(i) by Parent, either (i) upon a breach of Section 2.9(c) or (ii) if a reasonable person would believe that Section 2.9(k) shall have become untrue in any respect whatsoever with respect to each of (i) and/or (ii), and the Company acknowledges and agrees that any such breach of Section 2.9(c) or Section 2.9(k) shall be deemed incurable.

Each of the above termination rights is an independent right that is not exclusive of any other termination right or other right herein.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Company (or any committee thereof) shall for any reason effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of Company’s Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company (or any committee thereof) shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any non-binding letter of intent, memorandum of understanding, term sheet or Contract with respect to any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

7.2 Notice of Termination Effect of Termination

Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(f) or (ii) (A) this Agreement is terminated pursuant to Section 7.1(b), 7.1(e), or 7.1(h), and (B) at or prior to such termination but after the date hereof, there shall exist or have been publicly proposed a bona fide Acquisition Proposal relating to a Company Acquisition and within 12 months after such termination, Company shall enter into a letter of intent or definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of clause (i), promptly, but in no event later than two (2) business days after the date of such termination, or in the case of clause (ii), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent $1,200,000 (One million two hundred thousand dollars) in cash less the amount of any expenses of Parent paid by the Company theretofore, except with respect to fees and expenses incurred in connection with enforcing any payment due under this Section 7.1(b), for which no offset against such amount shall be made (the “Termination Fee”). In the event this Agreement is terminated pursuant to Section 7.1(b) (other than a termination by the Company if any action or failure to act by Parent or Merger Sub is the principal cause of the failure of the Merger to occur on or before the Outside Date), 7.1(e), 7.1(h) or 7.1(i) and at or prior to such termination, a bona fide Acquisition Proposal relating to a Company Acquisition did not exist or was not publicly proposed, then the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay to Parent the reasonable out of pocket expenses of Parent incurred in connection with the transactions contemplated hereby; provided however, that the Company acknowledges and agrees that all fees and expenses incurred in enforcing this provision shall be included in such fees and expenses and shall automatically be deemed to be reasonable. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Company of assets representing in excess of 40% of the aggregate fair market value of Company’s business immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Company.

7.4 Amendment

Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5 Extension; Waiver

At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties

The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms expressly survive the Effective Time shall survive the Effective Time.

8.2 Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, or (iv) on the date of receipt or refusal (if delivery is refused) if delivered by registered or certified mail. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Trinity Tarheel Acquisition LLC

3000 Sand Hill Road

Menlo Park, CA 94025

Attention: Mr. Noel J. Fenton

Facsimile No.: 650-854-9501

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Aaron J. Alter, Esq. and Adam R. Dolinko, Esq.

Facsimile No.: (650) 493-6811

(b)	if to Company, to:

SciQuest, Inc.

5151 McCrimmon Parkway

Suite 216

Morrisville, North Carolina 27560

Attention: Mr. Stephen J. Wiehe, CEO

with copies to:

Morris, Manning & Martin, LLP

3343 Peachtree Road, N.E.

Suite 1600

Atlanta, Georgia 30326

Attention: Grant W. Collingsworth, Esq.

Facsimile No.: 404-365-9532

Kennedy Covington Lobdell & Hickman, LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, NC 28202

Attention: J. Norfleet Pruden, III, Esq.

Facsimile No.: 704-353-3142

8.3 Interpretation; Certain Defined Terms

(a) Generally. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

(b) “Affiliate” shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(c) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

(d) “Company IP Assets” shall mean, all IP Assets owned or used by the Company in the operation of the business of the Company or constituting any product of the Company.

(e) “Company IP Rights” shall mean all Intellectual Property Rights owned or purported to be owned by the Company, regardless of whether such rights are practiced or exercised by the Company;

(f) “Company IP Rights Agreement” shall mean any contract governing any Company IP Right;

(g) “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature;

(h) “Employee” shall mean any current, former, or retired employee, consultant officer, or director of Company or any Affiliate;

(i) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee;

(j) “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

(k) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(l) “Intellectual Property Rights” shall mean, collectively, all of the following rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (iii) Moral Rights; (iv) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, “Marks”), and any goodwill symbolized by such Marks; (v) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business, technical and know-how information; (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars; (vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual or proprietary rights in any and all jurisdiction throughout the world;

(m) “In-the-Money Options” shall mean each Company Stock Option and Company Warrant with an exercise price less than the Per Share Consideration outstanding on the date hereof;

(n) “IP Assets” shall means all tangible technology or information of a technical nature, documentation, manuals, memoranda, records, customer lists, supplier lists, proprietary processes, formulae, software source code and object code, software libraries, data bases, software utilities, programming and knowledge base structures, optimization, organization and compilation techniques, programmers’ notes, flowcharts, diagrams, algorithms, screen displays, graphical interfaces, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings, applications, methodologies, techniques, ideas, solutions, processes, concepts, or procedures, hardware and machinery.

(o) “IRS” shall mean the Internal Revenue Service;

(p) “Knowledge” or “knowledge” shall mean with respect to a party hereto, with respect to any matter in question, that any of the officers (with respect to Company, only those officers set forth on Part 8.3 of the

Company Disclosure Letter (the “Disclosure Officers”)) or directors of such party has actual knowledge of such matter. Any such person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual or (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities;

(q) “Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other;

(r) “Material Adverse Effect” shall mean any effect or change that would be materially adverse to the business, operations, properties, condition (financial or otherwise) or prospects of the Company taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect to the extent arising from (1) changes in general business or economic conditions occurring after the date of this Agreement, including such conditions related to the business of the Company but not unique for the Company, (2) changes in national or international political or social conditions occurring after the date of this Agreement, including engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) any disruption in the financial, banking, or securities markets, (4) changes in United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, or (b) any adverse change in or effect on the business of the Company that is cured by the Company or the Stockholders before the earlier of (1) the Closing Date or (2) the Outside Date.

(s) “Moral Rights shall mean any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right;”

(t) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(u) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(v) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(w) “Subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; and

(x) “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

8.4 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries

This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except the Indemnified Parties as provided in Section 5.8 of this Agreement.

8.6 Severability

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11 Attorney’s Fees

If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12 Waiver Of Jury Trial

EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

TRINITY TARHEEL ACQUISITION, LLC

By:	/s/ KATHLEEN A. MURPHY
Name: Kathleen A. Murphy Title: Manager

TRINITY ACQUISITION CORP.

By:	/s/ KATHLEEN A. MURPHY
Name: Kathleen A. Murphy Title: President and Chief Financial Officer

SCIQUEST, INC.

By:	/s/ STEPHEN J. WIEHE
Name: Stephen J. Wiehe Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

to

Proxy Statement

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

t 952.253.5300

f 952.253.5301

7601 France Avenue South

Suite 150

Minneapolis, Minnesota 55345

www.triple-tree.com

April 10, 2004

Board of Directors

SciQuest, Inc.

5151 McCrimmon Parkway, Suite 216

Morrisville, NC 27560

Dear Members of the Board of Directors:

We understand that SciQuest, Inc. (“SciQuest” or the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, through the merger of Trinity Acquisition Corporation (“Trinity”) with and into the Company (the “Merger”), each share of Company Common Stock then outstanding, and certain Company options and warrants that are then in the money, will be converted into the right to receive $6.25 in cash, subject to adjustment for increases or decreases in the number of in-the-money stock options that vest at or prior to the Merger (the “Merger Consideration”). At the Effective Time of the Merger, Trinity will cease to exist and the Company will continue on as the surviving corporation. The terms and conditions of the above-described Merger are more fully detailed in the Agreement.

The Special Committee of the Board of Directors (the “Special Committee”) has requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.

TripleTree, LLC (“TripleTree”) focuses on providing merger and acquisition services to technology, health care, and business services companies. In this capacity, we are continually engaged in valuing businesses, and we maintain an extensive database of comparable merger and acquisition transactions. We are currently acting as Financial Advisor to the Special Committee and will receive a fee from SciQuest upon the successful conclusion of the Merger. We will also receive a fee for delivery of this opinion.

In rendering our opinion, we have, among other things:

1)	Conducted a comprehensive process of soliciting interest from a broad set of potential strategic and financial buyers of the Company;

2)	Discussed with the Special Committee the level of interest received from potential financial and strategic buyers of the Company;

3)	Reviewed the terms of the Agreement dated April 10, 2004. For purposes of this opinion we have assumed that the terms outlined in the Agreement will be identical in all material respects to those adopted in the Agreement to be executed;

4)	Reviewed SciQuest’s historical financial statements including its most recent Form 10-K dated December 31, 2003 and Form 10-Q, dated September 30, 2003;

KNOWLEDGE.

VISION.

RESULTS.

C-1

5)	Reviewed certain internal financial and operating information relating to SciQuest prepared and furnished to us by the SciQuest management team;

6)	Participated in discussions with the Company’s management regarding operations, business strategy, current and projected financial performance and prospects of growth for SciQuest;

7)	Reviewed the Company’s trading history including recent closing prices and volume of shares traded for Company Common Stock;

8)	Compared the Company’s financial performance with public companies we deemed to be comparable;

9)	Analyzed available information, both public and private, concerning other mergers and acquisitions we believed to be comparable in whole or in part to the Merger;

10)	Discussed with Trinity, the buyer, their view of the strategic and financial rationale for the Merger;

11)	Assisted in negotiations and discussions related to the Merger among SciQuest, the Special Committee and their respective legal advisors; and

12)	Conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the historical and projected financial and other information that was publicly available or furnished to us by SciQuest. We have not made any independent appraisal or valuation of SciQuests’s assets.

We have also relied, with your permission, on Trinity’s representations that it will have sufficient funds to consummate the proposed Merger.

Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.

For purposes of this opinion, we have assumed that Sciquest is not currently involved in any material transaction other than the Merger other than those activities undertaken in the ordinary course of conducting its respective business. We also express no opinion as to the price that SciQuest Common Stock will trade at any time in the future. Our opinion is necessarily based upon market, economic, financial, and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the Merger. This opinion may not be published or referred to, in whole or in part, without TripleTree’s written permission, which shall not be unreasonably withheld. TripleTree hereby consents to reference to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to holders of Company Common Stock in connection with the Merger.

Sincerely,

TripleTree, LLC

KNOWLEDGE.

VISION.

RESULTS.

C-2

SciQuest, Inc.

PROXY

Please sign and return this Proxy even if you plan to attend the meeting.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned, a stockholder of SciQuest, Inc. does hereby appoint Stephen J. Wiehe and James B. Duke as proxies, or any of them, to vote all of the shares held of record by the undersigned at a meeting of SciQuest’s stockholders held on July 15, 2004, at 9:00 a.m. local time, at SciQuest’s offices at 5151 McCrimmon Parkway, Suite 216, Morrisville, North Carolina 27560, and at any adjournment thereof with respect to all matters that properly come before the meeting.

This Proxy may be revoked by giving written notice of revocation or a later dated proxy to the Secretary prior to the meeting or by attending the meeting and voting in person.

	FOR	AGAINST	ABSTAIN
1.

APPROVE THE MERGER AGREEMENT AND THE MERGER:

To adopt and approve a merger agreement between SciQuest, Trinity Tarheel Acquisition, LLC, a Delaware limited liability company, and Trinity Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Trinity

	☐	☐	☐	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS.

PLEASE DATE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. Receipt of the Notice of Special Meeting and of the Proxy Statement accompanying the same is hereby acknowledged.

Signature of Stockholder	_______________	Print Name	________________	Date	,	2004

NOTE:	Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.